SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


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                               YDI Wireless, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               YDI WIRELESS, INC.

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON SEPTEMBER 9, 2004

                                   ----------

Dear Stockholder:

      You are cordially invited to attend the annual meeting of stockholders of YDI Wireless, Inc., a Delaware corporation ("YDI" or the "Company"), to be held on September 9, 2004, at 9:00 a.m. local time, at The Doubletree Hotel at Tyson's Corner, 7801 Leesburg Pike, Falls Church, Virginia.

      At this meeting, you will be asked to vote upon the following matters:

      1. To elect seven directors to hold office until the next annual meeting of stockholders;

      2.    To approve YDI's 2004 Stock Plan; and

      3. To transact such other business as may properly come before the meeting and at any adjournment of the meeting.

      Stockholders of record at the close of business on August 9, 2004 will be entitled to vote at this meeting and at any adjournment of the meeting.

      Please mark, sign, date and return the enclosed form of proxy as promptly as possible to assure your representation at the meeting. If you attend the meeting, you may vote in person even if you have returned a proxy.

                                        By Order of the Board of Directors

                                        /s/ David L. Renauld
                                        ---------------------------
August 17, 2004                         David L. Renauld, Secretary

                               YDI WIRELESS, INC.
                                8000 LEE HIGHWAY
                          FALLS CHURCH, VIRGINIA 22042

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

      We are furnishing this proxy statement to our stockholders in connection with the solicitation by our board of directors of proxies for use at the annual meeting of stockholders to be held on Thursday, September 9, 2004 at 9:00 a.m. at The Doubletree Hotel at Tyson's Corner, 7801 Leesburg Pike, Falls Church, Virginia, and any adjournment thereof. A copy of our 2004 Annual Report on Form 10-K, as amended, is being mailed with this proxy statement to each stockholder entitled to vote at the meeting. This proxy statement and accompanying proxy materials will first be mailed to all stockholders entitled to vote at the meeting on or about August 17, 2004.

Record Date and Outstanding Shares

      The board of directors has fixed the close of business on August 9, 2004 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of our common stock at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment thereof.

      At the close of business on August 9, 2004, 24,939,038 shares of our common stock were outstanding and eligible to vote at the annual meeting. In addition to those shares, we expect that an additional 1,999,053 shares of our common stock will be issued when the final former Terabeam Corporation and Telaxis Communications Corporation stockholders convert their shares of those companies into shares of YDI common stock. Since those additional shares are committed to enable those conversions, we generally treat those additional shares as outstanding for our internal calculation purposes and also in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting). We believe this treatment gives a more accurate description of our capitalization. Therefore, including these additional shares, at the close of business on August 9, 2004, 26,938,091 shares of our common stock are treated as outstanding in this proxy statement (except when describing the quorum and number of shares entitled to vote at the annual meeting).

Quorum and Votes Required

      Each holder of record of shares of our common stock on the record date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the annual meeting. The presence in person or by properly executed proxy of the holders of a majority of the shares of our common stock outstanding on the record date is necessary to constitute a quorum at the annual meeting. In general, YDI will treat votes withheld from the nominees for election of directors, abstentions, and broker non-votes as present or represented for purposes of determining the existence of a quorum.

      Each director will be elected at the annual meeting by a plurality of the votes cast by the stockholders entitled to vote at the election. Votes withheld from the nominees and broker non-votes will not affect the outcome of the vote on this proposal.

      The approval of our 2004 Stock Plan requires the affirmative vote of the holders of a majority of our shares present, in person or by proxy, at the annual meeting and entitled to vote on this proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will not affect the outcome of the vote on this proposal.

Proxy Voting and Revocation

      All proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a given proposal, the proxies will be voted in accordance with the specification. If no choice is specified, the persons named in the proxies intend to vote for the election of the nominees for director and for the approval of YDI's 2004 Stock Plan.

      The board of directors does not know of any matters, other than the matters described in this proxy statement, which are expected to be presented for consideration at the annual meeting. If any other matters are properly presented for consideration at the annual meeting, the persons named in the accompanying proxy will have discretion to vote on such matters in accordance with their best judgment.

      Stockholders who execute proxies may revoke them at any time before such proxies are voted by filing with our Secretary, at or before the annual meeting, a written notice of revocation bearing a later date than the proxy or by executing and delivering to our Secretary at or before the annual meeting later-dated proxies relating to the same shares. Attendance at the annual meeting will not have the effect of revoking a proxy unless the stockholder so attending so notifies our Secretary in writing at any time prior to the voting of the proxy. Our Secretary's address is David L. Renauld, 20 Industrial Drive East, South Deerfield, MA 01373.

Solicitations

      Proxies are being solicited by and on behalf of our board of directors. We will bear the entire cost of solicitation of proxies. In addition to solicitation by mail, our directors, officers, and regular employees (who will not be specifically engaged or compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to forward proxies and proxy materials to their clients who beneficially own shares of our common stock, and we will reimburse them for their expenses.

Change of Control of Telaxis Communications Corporation

      On April 1, 2003, we completed a strategic combination transaction (the "combination") with Young Design, Inc., a privately held Virginia corporation ("Young Design"), pursuant to a definitive strategic combination agreement dated as of March 17, 2003. Pursuant to the terms of that agreement, we formed a subsidiary, WFWL Acquisition Subsidiary, that merged with and into Young Design and we issued new shares of our common stock to the stockholders of Young Design. Telaxis (subsequently renamed YDI Wireless, Inc.) is the continuing corporation, Young Design is now our wholly owned subsidiary, and our stockholders continued holding our common stock following the transaction.

      In connection with the combination, each outstanding share of Young Design common stock was converted into the right to receive 2.5 shares of our common stock. This exchange ratio was determined through arms-length negotiation between Young Design and us. As a result, we issued 9,375,000 shares of our common stock to the two former stockholders of Young Design. 5,165,817 shares were issued to Concorde Equity, LLC, and 4,209,183 shares were issued to Michael
F. Young. Robert E. Fitzgerald, former Chief Executive Officer of Young Design and our current Chief Executive Officer, owns over fifty percent of the equity interests of Concorde Equity and is President and Managing Member of that entity. Immediately after the closing of the transaction, we had 13,552,078 shares of our common stock outstanding, and the two former Young Design stockholders owned approximately 69% of the combined company and the pre-transaction Telaxis stockholders owned approximately 31% of the combined company. Based on shares outstanding on August 9, 2004, the record date for this annual meeting, the two former Young Design stockholders owned approximately 35% of our outstanding common stock.

      In the combination, we assumed each outstanding option to purchase shares of Young Design common stock and converted them into options to purchase shares of our common stock. The exercise price and number of shares obtainable upon exercise of each such option was adjusted based on the exchange ratio. As a result, we assumed options to purchase a total of 444,701 shares of our common stock, each with an exercise price of $1.60 per share. Included in this number are options to purchase 41,250 shares of our common stock held by Mr. Fitzgerald and options to purchase 33,750 shares of our common stock held by Mr. Young (8,438 of which have subsequently been forfeited).

      In connection with this transaction, Mr. Fitzgerald became our Chief Executive Officer, Mr. Young became our President and Chief Technical Officer, Mr. Gordon D. Poole became our Vice President - Sales West, and Mr. Patrick L. Milton became our Chief Financial Officer and Treasurer. Also, Messrs. Fitzgerald, Young, Poole, and Daniel A. Saginario became members of our board of directors.

      We voluntarily de-listed our common stock from the Nasdaq SmallCap Market at the close of markets on March 31, 2003. Our common stock was quoted for trading on the Over-the-Counter Bulletin Board from April 1, 2003 until June 29, 2004. Since June 30, 2004, our common stock has been listed for trading on the Nasdaq SmallCap Market under the ticker symbol "YDIW."

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      Under our by-laws, the board of directors consists of one or more members, the number of which is determined from time to time by the board. The board has established the number of directors as seven. Each of our directors is elected at each annual meeting of stockholders.

      The seven nominees for election as directors are Daniel A. Saginario, Robert E. Fitzgerald, John W. Gerdelman, Daniel R. Hesse, Patrick L. Milton, Gary E. Rieschel, and Robert A. Wiedemer. All of these nominees are currently members of our board of directors except Mr. Milton. Each of these nominees has agreed to serve as a director if elected at the annual meeting.

      It is intended that the persons named on the proxy card as proxies will vote shares of our common stock so authorized for the election of each of these seven nominees to the board of directors. Proxies may not be voted for more than seven nominees. The board of directors expects that each of these nominees will be available for election; but if any of them should become unavailable, it is intended that the proxy would be voted for another nominee who would be designated by the board of directors, unless the number of directors is reduced.

      The term of office of each director will continue until the next annual meeting of our stockholders or until his successor has been elected and qualified.

      Messrs. Gerdelman, Hesse, and Rieschel joined our board in connection with our strategic combination with Terabeam Corporation in June 2004. In the documentation relating to that transaction, we agreed to nominate each of Messrs. Gerdelman, Hesse, and Rieschel for election as directors as part of the slate of directors recommended by our board for consideration at this annual meeting of stockholders.

      In our agreement to merge with Phazar Corp, we agreed to appoint one Phazar representative to our board of directors. It is expected that, upon closing of that merger with Phazar, Mr. Milton would resign from our board and the Phazar representative would fill that vacancy. Mr. Milton has so agreed to resign. In this way, we will maintain a majority of outside directors on our board. While the Phazar merger is currently expected to close in the fourth quarter of 2004, there can be no assurance that it will close then or at all.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES DESCRIBED ABOVE.

      The biographical summaries of the nominees for director of YDI appear below under the heading "Board of Directors, Executive Officers, and Key Employees."

                     BOARD OF DIRECTORS, EXECUTIVE OFFICERS,
                                AND KEY EMPLOYEES

      Our directors, executive officers, and key employees and their ages as of August 9, 2004 are as follows:

Name                          Age    Position
----                          ---    --------
Daniel A. Saginario .....     60     Chairman of the Board of Directors
Robert E. Fitzgerald ....     40     Chief Executive Officer and Director
Alexander Young (1) .....     49     Senior Vice President of Sales and Marketing
Patrick L. Milton .......     56     Chief Financial Officer and Treasurer
David L. Renauld ........     38     Vice President, Legal and Corporate Affairs, and Secretary
Douglas J. Karl (1) .....     49     Chief Technology Officer
Thomas M. Lera (1) ......     56     Director of Operations
Dean Soucy (1) ..........     42     Chief Engineer
Dana Wheeler (1) ........     45     Vice President, MMW Operations
John W. Gerdelman .......     51     Director
Daniel R. Hesse .........     50     Director
Gary E. Rieschel ........     48     Director
Robert A. Wiedemer ......     45     Director
Michael F. Young ........     53     Director

----------
(1)   Key employee

      Daniel A. Saginario has been a director since April 2003 and Chairman of the board since June 2004. From January 2000 until February 2003, he was Chief Executive Officer, President, and a director of ioWave, Inc., a manufacturer of point-to-point wireless equipment. From January 1998 to January 2000, he was President of the Global Network Solutions division of L-3 Communications, a multi-billion dollar public company specializing in the supply of military technology. Mr. Saginario also spent over thirty years in various positions at NYNEX (now Verizon), where his positions included President of NYNEX Interactive Information Services Company, a holding company managing certain of NYNEX's investments, and Corporate Director - Strategic Planning & Corporate Development. Mr. Saginario holds a B.B.A. from Baruch College and an M.B.A. from Pace University. Mr. Saginario serves on the board of directors of Airnet Communications Corporation, a GSM-based cellular equipment provider.

      Robert E. Fitzgerald has been our Chief Executive Officer and a director since April 2003. He was Chief Executive Officer and a director of Young Design, Inc. from March 1999 to April 2003. From July 1998 to February 1999, Mr. Fitzgerald was an attorney with the law firm of Greenberg Traurig. Prior to that, he was an attorney with the law firm of Ginsburg, Feldman & Bress. He holds a B.A. in economics from the University of California - Los Angeles and a J.D. from the University of California - Los Angeles School of Law.

      Alexander Young has been our Senior Vice President of Marketing and Sales since June 2004. From February 2001 to March 2004, he was first General Manager/Director US Western Region and then General Manager/Director Latin American Operations for Tecnomatix, a software manufacturing company. From December 1999 to February 2001, he was Vice President Sales, Western US for BrightStar IT, an information technology consulting firm. From April 1998 to December 1999, he was Regional Director of Sales of Apptitude Inc., a networking software manufacturer. Mr. Young holds a B.S. in electrical engineering from the University of Texas.

      Patrick L. Milton has been our Chief Financial Officer and Treasurer since April 2003. He was Chief Financial Officer and Treasurer of Young Design, Inc. from April 2002 to April 2003. From March 1999 to April 2002, he was Chief Financial Officer of ioWave, Inc. From January 1998 to March 1999, he was Chief Financial Officer and Senior Vice President of Operations for Net-Tel Corp., a competitive local exchange carrier and long distance telephone service provider. Mr. Milton holds a B.B.A. in Accounting and an M.B.A. from the University of Wisconsin-Whitewater.

      David L. Renauld has been our Vice President, Legal and Corporate Affairs and Secretary since November 1999. From January 1997 to November 1999, he was an attorney with Mirick, O'Connell, DeMallie & Lougee, LLP, a law firm in Worcester, Massachusetts. From September 1991 to December 1996, he was an attorney with Richards, Layton & Finger, a law firm in Wilmington, Delaware. Mr. Renauld holds a B.A. in mathematics/arts from Siena College and a J.D. from Cornell University.

      Douglas J. Karl has been our Chief Technology Officer since June 2004. Mr. Karl co-founded KarlNet, Inc. in 1993 and served as its Chief Technology Officer until May 2004. He also served as its President and Chief Executive Officer prior to September 2000 and from May 2002 to May 2004. Concurrently, until 1999, he held the position of Associate Director of the Academic Computer Center at The Ohio State University. Mr. Karl holds a B.S. in electrical engineering from The Ohio State University.

      Thomas M. Lera has been our Director of Operations since April 2003. He was Director of Operations of Young Design, Inc. from June 2001 to April 2003. From July 2000 to June 2001, he was Director of Operations of ioWave, Inc. From June 1996 to July 2000, he was Director of Administration and Regulatory Manager for Net-Tel Corp. Mr. Lera holds a B.S. in natural sciences and ecology from the University of Illinois and a M.S. in City and Regional Planning from the University of Pennsylvania. He is also a Certified Financial Planner.

      Dean Soucy has been our Chief Engineer since June 2004. He served as our Chief Software Engineer from October 2003 to June 2004. From July 1998 to October 2003, he was first Vice President of Engineering and then Chief Operating Officer for Zeus Wireless, Inc., which was then a developer and manufacturer of 2.4 GHz transceivers. Mr. Karl holds a B.S. in electrical engineering from Florida Atlantic University.

      Dana Wheeler has been our Vice President, MMW Operations since June 2004. From July 2002 to June 2004, he was Vice President RF/MMW Operations for Terabeam Corporation. From June 1999 to July 2002, he was first Vice President of Business Development and then Chief Operating Officer for Harmonix Corporation. From July 1997 to June 1999, he was Business Development Manager for Sanders, a Lockheed Martin company. Mr. Wheeler holds a B.S. in electrical engineering from the University of Massachusetts - Dartmouth.

      John W. Gerdelman has been a director since June 2004. Since January 2004, Mr. Gerdelman has been Executive Chairman of Intelliden Corporation, a leading provider of intelligent networking software solutions. From April 2002 to December 2003, Mr. Gerdelman was President and Chief Executive Officer of AboveNet, Inc., a provider of digital communications infrastructure solutions. From January 2000 to April 2002, Mr. Gerdelman was Managing Partner of Morton's Group LLC, an information technology and telecommunications venture group. From April 1999 to December 1999, he served as President and Chief Executive Officer of USA.NET, a provider of innovative email solutions. Previously, he had served as an Executive Vice President at MCI Corporation. Mr. Gerdelman serves on the boards of directors of Sycamore Networks, an optical gear company, McData Corporation, a storage area network company, and APAC Customer Services, Inc., a call center company. Mr. Gerdelman is a graduate of the College of William and Mary with a degree in Chemistry and currently serves on their Board of Visitors.

      Daniel R. Hesse has been a director since June 2004. Mr. Hesse served as the Chairman, President, and Chief Executive Officer of Terabeam Corporation, a telecommunications company, from March 2000 to June 2004. Previously, Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. He holds an A.B. degree from the University of Notre Dame, an MBA from Cornell University, and an MS degree from Massachusetts Institute of Technology. Mr. Hesse is a director of V F Corporation, the world's largest apparel maker.

      Gary E. Rieschel has been a director since June 2004. He is co-executive managing director for Mobius Venture Capital. He founded the firm (then SOFTBANK Venture Capital) in 1996. Under his leadership, the firm has grown to $2.25 billion under management and a portfolio of over 100 leading technology companies. Mr. Rieschel earned a B.A. in Biology from Reed College and a M.B.A. from Harvard Business School. He currently serves on the board of trustees of Reed College in Portland, Oregon.

      Robert A. Wiedemer has been a director since December 2003. Since February 2002, he has been Managing Partner of Business Valuation Center, a company he co-founded that is focused on the valuation of private, middle-market companies throughout the United States. From June 2000 until January 2002, he held various positions at Pricesaroundtheworld.com, an Internet-based price research services firm, where he was promoted from Chief Financial Officer to Chief Executive Officer. From October 1998 until May 2000, he was Managing Partner of The Netfire Group, a financial and marketing consulting firm. Mr. Wiedemer holds a Masters Degree in Marketing from the University of Wisconsin - Madison.

      Michael F. Young was our President, Chief Technical Officer and a director from April 2003 until June 2004. He was President, Chief Technical Officer, and a director of Young Design, Inc. from when it was incorporated in February 1986 to April 2003. Before starting Young Design, Mr. Young was an officer in the United States Army Signal Corps and left the service at the rank of Captain. He holds a bachelors degree in electrical engineering from the Polytechnic Institute of Brooklyn and a masters degree in radio and television broadcasting from Brooklyn College.

The Board of Directors and Corporate Governance

      We have established corporate governance practices designed to serve the best interests of YDI and its stockholders. We are in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market. We may make additional changes to our policies and procedures in the future to ensure continued compliance with developing standards in the corporate governance area.

      Our board of directors has determined that each of Messrs. Gerdelman, Rieschel, Saginario, and Wiedemer is an "independent director" as defined in the rules of the Nasdaq Stock Market. These four directors constitute a majority of our directors, as required by the Nasdaq Stock Market.

      Each member of our board of directors is elected each year at the annual meeting of stockholders for a one-year term of office. Our executive officers named above serve at the discretion of the directors. There are no family relationships among our directors and executive officers.

Contacting the Board of Directors

      Stockholders interested in communicating directly with our board of directors, any committee of the board, the Chairman, the non-management directors as a group, or any specific director may do so by sending a letter to the YDI Wireless, Inc. Board of Directors, c/o Secretary, YDI Wireless, Inc., 20 Industrial Drive East, South Deerfield, MA 01373. Our Secretary will review the correspondence and forward it to the Chairman of the Board, Chairman of the Audit Committee, Chairman of the Compensation Committee, Chairman of the Governance and Nominating Committee, or to any individual director, group of directors, or committee of the board to whom the communication is directed, as applicable, if the communication is relevant to our business and financial operations, policies, and corporate philosophies.

Attendance of Directors at Annual Meetings

      It is a policy of our board of directors that attendance of all directors at the annual meeting of stockholders is strongly encouraged but is not required. All of our seven directors attended last year's annual meeting except Ralph Goldwasser (whose term as director ended at that annual meeting).

Board of Director Meetings and Committees

      The board of directors meets on a regularly scheduled basis and holds special meetings as required. The board met 23 times during 2003 and acted by written consent once. None of our incumbent directors attended fewer than 75% of the total number of meetings of the board and committees on which such board member served in 2003 during the period he or she served as a director or member of the committees.

      We have a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee, each of which was established by the board of directors. Each of these committees operates under a written charter adopted by our board of directors defining their functions and responsibilities. We expect to post each of these charters on our website (http://www.ydi.com) in the future. A copy of our Audit Committee charter is attached to this proxy statement as Appendix A, and a copy of our Governance and Nominating Committee charter is attached to this proxy statement as Appendix B.

      Each of the current members of each of these committees is independent as defined in the rules of the Nasdaq Stock Market. Our board of directors determined that Mr. Rieschel is an independent member of the Audit Committee even though investment funds controlled by Mr. Rieschel own more than 10% of our common stock and therefore Mr. Rieschel falls outside the safe harbor provisions of Rule 10A-3(e)(1)(ii) under the Securities Exchange Act of 1934, as amended.

      The members of our Audit Committee during 2003 were Allan M. Doyle, Jr. (until April 2003), Albert E. Paladino (until April 2003), Ralph A. Goldwasser (until June 2003), Carol B. Armitage (commencing in April 2003), Mr. Saginario (commencing in April 2003), and Mr. Wiedemer (commencing in December 2003). The members of our Audit Committee currently are Messrs. Wiedemer (Chair), Rieschel, and Saginario. The Audit Committee held 6 meetings during 2003. The Audit Committee selects and engages our independent auditors, reviews and evaluates our audit and control functions, reviews the results and scope of the audit and other services provided by our independent auditors, and performs such other duties as may from time to time be determined by the board of directors. The board of directors has determined that each of Messrs. Wiedemer, Rieschel, and Saginario is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K. The board made this determination after a qualitative assessment of each of their levels of knowledge and experience based on a number of factors, including formal education and work and other professional experience.

      The members of our Compensation Committee during 2003 were Messrs. Paladino and Doyle and John L. Youngblood (each until April 2003), Mr. Goldwasser (from April 2003 to June 2003), Ms. Armitage, and Mr. Saginario (commencing in April 2003). The members of our Compensation Committee currently are Messrs. Saginario (Chair), Gerdelman, and Wiedemer. The Compensation Committee held 9 meetings during 2003. The Compensation Committee reviews the compensation and benefits of our executive officers, recommends and approves stock option grants under our stock option plans (a shared power with the full board of directors), makes recommendations to the board of directors regarding compensation matters, and performs such other duties as may from time to time be determined by the board of directors.

      The members of our Governance and Nominating Committee during 2003 were Ms. Armitage, Dr. Paladino (until April 2003), Mr. Goldwasser (from April 2003 to June 2003), and Mr. Saginario (commencing April 2003). The members of our Governance and Nominating Committee currently are Messrs. Gerdelman (Chair), Saginario, and Wiedemer. The Governance and Nominating Committee held 3 meetings during 2003. The Governance and Nominating Committee recommends candidates for membership on the board of directors based on committee-established guidelines, consults with the Chairman of the board on committee assignments, considers candidates for the board of directors proposed by stockholders, periodically evaluates the processes and performance of the board, monitors and reports on developments in corporate governance, and performs such other duties as may from time to time be determined by the board of directors.

Director Nomination Process

      The Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal and professional integrity and ethics. The Governance and Nominating Committee will seriously consider only those candidates who have demonstrated exceptional ability and judgment and who are expected to be effective, in connection with the other nominees to or members of our board of directors, in providing the skills and expertise appropriate for YDI and serving the long-term interests of our stockholders. Candidates for director are reviewed in the context of the current composition of the board, YDI's operating and other business requirements, and the long-term interests of stockholders to maintain a balance of knowledge, experience, and capability on our board. In the case of incumbent directors, the Governance and Nominating Committee reviews such directors' overall service to YDI during their term, including the number of meetings attended, level of preparation and participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Governance and Nominating Committee also determines whether the nominee must be independent for Nasdaq Stock Market purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. The Governance and Nominating Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Governance and Nominating Committee conducts any appropriate inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Governance and Nominating Committee meets to discuss and consider such candidates' qualifications and then selects a nominee or nominees for recommendation to the board by majority vote. The Governance and Nominating Committee retains the right to modify the qualifications and processes described in this paragraph from time to time.

      The Governance and Nominating Committee will consider any qualified director candidates recommended by stockholders. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the board may do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: c/o Secretary, YDI Wireless, Inc., 20 Industrial Drive East, South Deerfield, MA 01373, no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year's annual meeting. Submissions must include, at a minimum, the full name of the candidate, sufficient biographical information concerning the candidate, including age, five-year employment history with employer names and description of the employers' businesses, whether such candidate can read and understand basic financial statements, and board memberships, if any. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee Report

      In connection with its function to oversee and monitor the financial reporting process of YDI, the Audit Committee has done the following:

            o reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2003 with our management;

            o discussed with BDO Seidman, LLP, our independent auditors for the fiscal year ended December 31, 2003, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU ss. 380); and

            o received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with BDO Seidman, LLP its independence.

      Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in our annual report on Form 10-K, and that the revised audited financial statements be included in our amended annual report on Form 10-K/A, for the fiscal year ended December 31, 2003.

      In evaluating the independence of our auditors, the Audit Committee considered whether the services they provided to our company beyond their audit and review of our financial statements was compatible with maintaining their independence. The Audit Committee also considered the amount of fees they received for audit and non-audit services.

      Messrs. Doyle, Paladino, and Goldwasser were members of our Audit Committee for a portion of 2003, but did not participate in the deliberations of the Audit Committee relating to our fiscal year end 2003 financial results and are no longer members of our board of directors or Audit Committee. Ms. Armitage was a member of our Audit

Committee in 2003 and participated in the deliberations of the Audit Committee relating to our fiscal year end 2003 financial results, but Ms. Armitage is no longer a member of our board of directors or Audit Committee. Ralph Peluso was a member of our Audit Committee for a portion of 2004 and participated in the deliberations of the Audit Committee relating to our fiscal year end 2003 financial results, but Mr. Peluso is no longer a member of our board of directors or Audit Committee. Mr. Rieschel joined our Audit Committee in June 2004. He did not participate in any of the deliberations of the Audit Committee with respect to our fiscal year 2003 financial results and, accordingly, he did not participate in this report.

                                 Audit Committee
                          Robert A. Wiedemer, Chairman
                               Daniel A. Saginario

                             MATERIAL RELATIONSHIPS
                         AND RELATED PARTY TRANSACTIONS

      Stephen L. Ward's last day of employment with us was in January 2003. Mr. Ward had been our Executive Vice President Marketing and Sales. In January 2003, we entered into a letter agreement with Mr. Ward that terminated his employment agreement that had been signed in July 2001 and that specified the terms for Mr. Ward's separation from service. Mr. Ward received a separation payment of $131,252 (an amount equal to seven months of his base salary) which was paid shortly after his last day of employment. His employment agreement had provided for separation payments in an amount equal to twelve months of his base salary payable over twelve months. We also agreed to make the payments to continue Mr. Ward's health and dental benefits under COBRA through August 31, 2003. Mr. Ward's rights under his stock option agreements remained unchanged. Mr. Ward provided a general release to us and agreed to comply with confidentiality, insider trading, non-solicitation, and non-competition provisions.

      In January 2003, we amended the employment agreement of Mr. Renauld. The January 2003 amendments specify that Mr. Renauld's last day of employment will be established either by us upon thirty days notice to him or by Mr. Renauld upon thirty days notice to us. However the date is set, the termination will be treated as an involuntary termination by us without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later. A summary of Mr. Renauld's employment terms is set forth below under the heading "Executive Compensation - Employment Agreements and Change-of-Control Provisions."

      Also in January 2003, we amended the employment agreement of Dennis C. Stempel, who was our Senior Vice President, Finance and Operations, Chief Financial Officer, and Treasurer at the time. The terms of the amendment were substantively similar to the terms of the amendment to Mr. Renauld's agreement described in the preceding paragraph but Mr. Stempel could only establish a last day of employment of March 31, 2003 or later. Mr. Stempel's last day of employment with us was in April 2003. In September 2003, we entered into a separation agreement with Mr. Stempel that specified the terms for Mr. Stempel's separation from service. Mr. Stempel received a separation payment of $115,000. Mr. Stempel provided us with a broad release of claims, and we provided him with a release from any claim based on his separation and separation benefits. Mr. Stempel's rights under his stock option agreements remained unchanged.

      In 2003, Mr. Stempel exercised stock options to receive an aggregate of 39,000 shares of our common stock and received an aggregate value of $63,175 upon the exercise of these stock options. This amount of value realized upon the exercise of options is based on the last sale prices of our common stock on the respective dates of exercise, as reported by the OTC Bulletin Board, less the applicable option exercise prices. This calculated value received may be different from the actual value received by Mr. Stempel.

      In January 2003, we amended certain stock option agreements of John L. Youngblood, our President and Chief Executive Officer at the time, and Kenneth
R. Wood, our Vice President Engineering at the time. These amendments increased the post-termination exercise period for certain options from three months to two years. These amendments also increased the number of unvested options that would be accelerated upon a change of control of our company. All of the affected stock options had exercise prices higher than the market price of our common stock on the dates of the amendments. The following table summarizes the changes made by the amendments based on options vested as of April 1, 2003 (the date that the Telaxis-Young Design merger occurred and options accelerated due to that change of control).

---------------------------------------------------------------------------------------------------------
Name of Employee          Number of Additional Stock Options          Number of Stock Options with Post-
                          That Would Accelerate upon a Change        Termination Exercise Period Extended
                                      in Control                                 to Two Years
---------------------------------------------------------------------------------------------------------
John L. Youngblood                      4,688                                       76,508
---------------------------------------------------------------------------------------------------------
Kenneth R. Wood                         5,518                                       29,168
---------------------------------------------------------------------------------------------------------

      Dr. Youngblood's last day of employment with us was in April 2003. In October 2003, we entered into a separation agreement with Dr. Youngblood that specified the terms for Dr. Youngblood's separation from service. Dr. Youngblood received a separation payment of $150,000. Dr. Youngblood provided us with a broad release of claims, and we provided him with a release from any claim based on his separation and separation benefits. Dr. Youngblood's rights under his stock option agreements remained unchanged.

      We completed a strategic combination transaction with Young Design on April 1, 2003. Effective April 2003, YDI entered into indemnification agreements with Messrs. Fitzgerald, Poole, Milton, Saginario, and Young. The terms of these agreements are substantially the same as the indemnification agreements we previously entered into with our other directors and officers. These agreements contain provisions that are, in some respects, broader than the specific indemnification provisions contained in the applicable corporate law and in our by-laws. In general, the indemnification agreements may require us:

      o to indemnify our directors and officers against liabilities that may arise due to their status or service as officers or directors, other than liabilities that may arise with respect to any matter as to which the person seeking indemnification is adjudicated not to have acted in good faith in the reasonable belief that their action was in the best interest of YDI; and

      o to advance their expenses incurred as a result of any proceeding against them as to which they may be entitled to indemnification.

      In addition, we currently maintain a policy for directors' and officers' insurance.

      As a result of our transaction with Young Design, we acquired the lease for Young Design's headquarters facilities in Falls Church, Virginia, which is leased from Merry Fields, LLC, a Delaware limited liability company. Merry Fields is wholly-owned by Concorde Equity and Michael F. Young. Concorde Equity is an investment company controlled by Robert E. Fitzgerald, a board member and our Chief Executive Officer. The annual lease amount is approximately $263,000, subject to a three percent annual increase. The lease expires on December 31, 2010. Merry Fields acquired the facility in 2000 using proceeds from a bank loan. Young Design guaranteed that bank loan, which as of December 31, 2003 had an outstanding principal amount of approximately $1,406,000 and an interest rate of 7.34%. As part of the transaction between Young Design and us, Concorde Equity and Mr. Young agreed to indemnify Young Design and us if Young Design has to pay any money under that guarantee.

      In June 2004, we completed a strategic combination transaction with Terabeam Corporation whereby Terabeam became a subsidiary of ours and the former Terabeam stockholders received shares of our common stock. Messrs. Gerdelman, Hesse, and Rieschel joined our board of directors in connection with that transaction, and Mr. Hesse and investment funds controlled by Mr. Rieschel received shares of our common stock in exchange for their shares of Terabeam stock in that transaction. See "Security Ownership of Certain Beneficial Owners and our Directors and Management" below.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                        AND OUR DIRECTORS AND MANAGEMENT

      The following table provides information regarding the beneficial ownership of our outstanding common stock as of August 9, 2004 (unless otherwise noted) by:

      o each person or group that we know owns more than 5% of our common stock,

      o     each of our directors,

      o     each of our named executive officers, and

      o     all of our current directors and executive officers as a group.

      Beneficial ownership is determined under rules of the SEC and includes shares over which the beneficial owner exercises voting or investment power. The percentage beneficially owned by each person is based upon 26,938,091 shares of our common stock outstanding on August 9, 2004. Shares of common stock that we may issue upon the exercise of options currently exercisable or exercisable within 60 days of August 9, 2004 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power over the number of shares listed opposite their names. Unless we otherwise indicate, the address for each 5% stockholder is 8000 Lee Highway, Falls Church, VA 22042.

                                             Shares Issuable pursuant     Number of Shares
                                                   to Options            Beneficially Owned
                                              Exercisable within 60     (Including the Number    Percentage of
                                                     days of             of Shares shown in          Shares
Name of Beneficial Owner                         August 9, 2004           the first column)       Outstanding
----------------------------------------     ------------------------   ---------------------    -------------
Funds managed by
   Mobius Venture Capital
   3000 El Camino Real, Suite 500
   Palo Alto, CA 94306 (1) .............              4,166                   5,357,499              19.9%
Gary E. Rieschel (1) ...................              4,166                   5,357,499              19.9
Concorde Equity, LLC (2) ...............                 --                   5,165,817              19.2
Robert E. Fitzgerald (2) ...............             30,937                   5,196,754              19.3
Patrick L. Milton ......................             15,000                      28,718                 *
David L. Renauld (3) ...................             83,539                      87,164                 *
Daniel A. Saginario ....................              8,332                      10,832                 *
John W. Gerdelman ......................              4,166                       4,166                 *
Daniel R. Hesse ........................              4,166                     136,166                 *
Robert A. Wiedemer .....................              4,166                       4,241                 *
Michael F. Young
   P.O. Box 13
   McLean, VA 22101 ....................             25,312                   4,234,495              15.7
Gordon D. Poole ........................             23,437                      23,887                 *
John L. Youngblood (4) .................             64,650                     121,730                 *
All current executive officers and
  directors as a group (9 persons) .....            179,784                  15,060,035              55.5%

----------
*     Less than 1%.

(1) Represents 4,166 options currently exercisable held by the following entities: (a) 2,890 options held by Mobius Technology Ventures VI, L.P. ("Mobius VI") and (b) 1,276 options held by SOFTBANK Technology Ventures V, L.P. ("SOFTBANK V") and 5,353,333 shares held by the following entities: (a) 2,596,550 shares held by SOFTBANK V, (b) 70,114 shares held by SOFTBANK Technology Ventures Advisors Fund V, L.P. ("SOFTBANK Advisors V"), (c) 46,669 shares held by SOFTBANK Technology Ventures Entrepreneurs Fund V,

      L.P. ("SOFTBANK Entrepreneurs V"), (d) 1,226,544 shares held by Mobius VI,
      (e) 1,315,512 shares held by SOFTBANK US Ventures VI, L.P. ("SOFTBANK US VI"), (f) 50,160 shares held by Mobius Technology Ventures Side Fund VI, L.P. ("Mobius Side VI"), and (g) 47,784 shares held by Mobius Technology Ventures Advisors Fund VI, L.P. ("Mobius Advisors VI"). Mr. Rieschel is the Executive Managing Director of SBTV V LLC, the general partner of SOFTBANK V, SOFTBANK Advisors V, and SOFTBANK Entrepreneurs V. Mr. Rieschel is an Executive Managing Director of Mobius VI LLC, the general partner of Mobius VI, SOFTBANK US VI, Mobius Side VI, and Mobius Advisors
      VI. As such, Mr. Rieschel may be deemed to share voting power with respect to the securities held of record by SOFTBANK V, SOFTBANK Advisors V, SOFTBANK Entrepreneurs V, Mobius VI, SOFTBANK US VI, Mobius Side VI, and Mobius Advisors VI. Mr. Rieschel disclaims beneficial ownership of the securities held of record by all entities referred to in this footnote except to the extent of his pecuniary interest therein.

(2) Mr. Fitzgerald is President and Managing Member of Concorde Equity. Mr. Fitzgerald has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, the shares beneficially owned by Concorde Equity. Mr. Fitzgerald disclaims beneficial ownership of the shares beneficially held by Concorde Equity, except to the extent of his pecuniary interest in those shares.

(3) Mr. Renauld has joint ownership and shared voting and investment power with his wife of 1,250 shares of our common stock.

(4) Based on information available to us at the time of Dr. Youngblood's departure and assuming that shares of our stock received by Dr. Youngblood upon exercise of stock options since his departure are still owned by Dr. Youngblood.

                             EXECUTIVE COMPENSATION

      Summary Compensation. The following table summarizes the compensation earned for services rendered to us in all capacities during 2003 by our current Chief Executive Officer and our other executive officers in 2003 as well as another individual who served as our Chief Executive Officer for a portion of 2003. We refer to these executives as our "named executive officers" elsewhere in this proxy statement.

                           Summary Compensation Table
                            For 2001, 2002, and 2003

                                                                                                Long-Term
                                                                                               Compensation
                                                                                              --------------
                                                            Annual Compensation                   Awards
                                                  ----------------------------------------    --------------
                                                                              Other Annual      Securities           All Other
               Name and                           Salary        Bonus         Compensation      Underlying          Compensation
          Principal Position            Year        ($)          ($)               ($)        Options (#)(a)            ($)
-------------------------------------   ----      -------      -------        ------------    --------------        ------------
Robert E. Fitzgerald(b) .............   2003      250,000      100,000              --                --              6,810(c)
  Chief Executive Officer               2002      250,000      100,000              --            41,250              6,810(c)
                                        2001      183,333       50,000              --                --              6,810(c)

Michael F. Young(d) .................   2003      150,000       60,000              --                --              2,550(e)
   President and Chief Technical        2002      150,000      100,000              --            33,750              2,350(e)
   Officer                              2001      125,000       50,000              --                --              2,100(e)

Gordon D. Poole(f) ..................   2003      156,672           --              --                --                 --
   Vice President - Sales West          2002      126,582           --              --            31,250                 --
                                        2001       77,832          538              --                --                 --

Patrick L. Milton(g) ................   2003      128,077       10,000              --                --                 --
   Chief Financial Officer and          2002       80,769           --              --            15,625                 --
   Treasurer

David L. Renauld ....................   2003      153,774           --              --            25,000                109(h)
   Vice President, Legal and            2002      153,774           --              --             2,500              3,499(i)
   Corporate Affairs and Secretary      2001      153,774           --              --            25,000              3,571(j)

John L. Youngblood(k) ...............   2003       72,500           --              --                --            211,000(l)
   Former President and Chief           2002      255,216           --              --                --              3,730(m)
   Executive Officer                    2001      255,216           --              --            25,000              3,738(n)

----------
(a) For Messrs. Fitzgerald, Young, Poole, and Milton, the options shown in this column were initially options to purchase shares of Young Design common stock that were converted into options to purchase shares of our common stock in connection with the combination of Young Design and Telaxis in April 2003.

(b) Mr. Fitzgerald became our Chief Executive Officer in April 2003. Amounts shown for periods before that date are amounts Mr. Fitzgerald earned in his similar position with Young Design.

(c)   Represents health insurance premiums paid by the company.

(d) Mr. Young became our President and Chief Technical Officer in April 2003 and resigned those positions in June 2004. Amounts shown for periods before April 2003 are amounts Mr. Young earned in his similar positions with Young Design.

(e)   Represents health insurance reimbursements paid by the company.

(f) Mr. Poole became our Vice President - Sales West in April 2003. Amounts shown for periods before that date are amounts Mr. Poole earned in his similar position with Young Design.

(g) Mr. Milton became our Chief Financial Officer and Treasurer in April 2003. Amounts shown for periods before that date are amounts Mr. Milton earned in his similar position with Young Design.

(h)   Represents premiums on term life insurance paid by YDI.

(i) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $225 paid by YDI, and reimbursement of tax return preparation expenses of $774.

(j) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Mr. Renauld, premiums on term life insurance of $224 paid by YDI, and reimbursement of tax return preparation expenses of $847.

(k)   Dr. Youngblood was our President and Chief Executive Officer until April
      2003.

(l) Represents amounts paid to Dr. Youngblood in connection with his termination of employment following the combination of Young Design and Telaxis in April 2003.

(m) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Dr. Youngblood, premiums on term life insurance of $445 paid by YDI, and reimbursement of tax return preparation expenses of $785.

(n) Represents matching amounts of $2,500 contributed by YDI to a defined contribution plan for Dr. Youngblood, premiums on term life insurance of $443 paid by YDI, and reimbursement of tax return preparation expenses of $795.

      Option Grants in 2003. The following table provides information regarding all options granted to our named executive officers in 2003. Amounts reported in the last two columns of the table represent hypothetical values that the holder could realize by exercising the options immediately before their expiration, assuming the value of our common stock appreciates at the specified compounded annual rates over the terms of the options. These numbers are calculated based on the SEC's rules and do not represent our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings will depend on the timing of exercise and the future performance of our common stock. We may not achieve the rates of appreciation assumed in this table, and our named executive officers may not receive the calculated amounts. This table does not take into account any appreciation or depreciation in the price of our common stock from the date of grant to the current date. The values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

                              Option Grants in 2003

                                                  Individual Grants                              Potential
                               ------------------------------------------------------       Realizable Value at
                                                                                               Assumed Annual
                                Number of    Percent of Total                               Rates of Stock Price
                               Securities         Options                                     Appreciation for
                               Underlying       Granted to      Exercise                        Option Term
                                 Options       Employees in      Price     Expiration      ---------------------
          Name                 Granted (#)   Fiscal Year (%)   ($/Share)      Date         5% ($)        10% ($)
-------------------------      -----------   ----------------  ---------   ----------      ------        -------
Robert E. Fitzgerald ....            --              --            --            --            --            --
Michael F. Young ........            --              --            --            --            --            --
Gordon D. Poole .........            --              --            --            --            --            --
Patrick L. Milton .......            --              --            --            --            --            --
David L. Renauld ........        25,000           66.67          0.96        4/2/13        15,093        38,250
John L. Youngblood ......            --              --            --            --            --            --

      All options were granted at fair market value on the date of grant as determined by our board of directors. The board of directors determined the fair market value of our common stock based on the trading value of our stock on the date of grant.

      These options were fully vested on the date of grant and terminate on the earlier of:

      o two years after the date of the executive's death or disability or the date of termination of the executive's employment, or

      o     10 years from the date of grant.

      Aggregated Option Exercises and Fiscal Year-End Option Values. The following table provides information regarding stock options exercised in 2003 and the value of all unexercised options held by our named executive officers at the end of 2003. The value realized upon the exercise of options is based on the last sale prices of the common stock on the respective dates of exercise, as reported by the OTC Bulletin Board, less the applicable option exercise prices. The value of unexercised in-the-money options represents the difference between the fair market value of our common stock on December 31, 2003 ($5.45 per share) and the option exercise price, multiplied by the number of shares underlying the option.

                        2003 Aggregated Option Exercises
                        and Fiscal Year-End Option Values

                                                                Number of Shares of
                                                              Common Stock Underlying        Value of Unexercised In-
                                                               Unexercised Options at          the-Money Options at
                                                                 Fiscal Year-End (#)           Fiscal Year-End ($)
                                  Shares                     ---------------------------   ---------------------------
                               Acquired on        Value
          Name                 Exercise (#)    Realized ($)  Exercisable   Unexercisable   Exercisable   Unexercisable
-------------------------      ------------    ------------  -----------   -------------   -----------   -------------
Robert E. Fitzgerald ....             --             --         30,937         10,313        119,107         39,705
Michael F. Young ........             --             --         25,312          8,438         97,451         32,486
Gordon D. Poole .........             --             --         23,437          7,813         90,232         30,080
Patrick L. Milton .......             --             --         11,718          3,907         45,114         15,042
David L. Renauld ........          3,500          9,305         69,536          1,003        189,673             --
John L. Youngblood ......             --             --         95,900             --        142,156             --

Employment Agreements and Change-of-Control Provisions

      In 2003, we had substantially similar employment agreements with each of Messrs. Fitzgerald and Young. The agreements were entered into in March 1999. The employment agreements had an original term of one year and renew automatically on an annual basis, provided that neither party has provided notice of non-renewal to the other at least 30 days before the scheduled expiration date. The annual base salary for both Messrs. Fitzgerald and Young was initially set at $90,000 subject to adjustment by our Board of Directors. In 2003, the annual base salaries were $250,000 and $150,000, respectively. In addition, Messrs. Fitzgerald and Young are entitled to receive bonuses as determined by our Board of Directors and to receive a car allowance of $300 per month. At times, Messrs. Fitzgerald and Young have used a company car in lieu of receiving this allowance.

      Mr. Fitzgerald may be entitled to receive severance benefits after termination of employment depending on the circumstances under which employment terminates. If we terminate his employment for cause or the employee terminates the employment agreement for no reason, the employee will not be entitled to severance benefits. The employee will be entitled to severance benefits if we terminate the agreement for reasons other than cause or if the employee terminates the agreement due to our uncured breach. In those situations, the employee is entitled to a severance payment equal to the average level of annual compensation paid to the employee in the last five years, including base salary and bonus. In addition, we must maintain the employee's benefits (or provide substantially similar alternative benefits) until the earlier of the expiration of the remaining term of the employment agreement or provision of substantially equivalent benefits by another employer. There is no requirement on the employee to mitigate these benefits by seeking other employment. Mr. Young voluntarily resigned in June 2004 so was not entitled to severance.

      Each of Mr. Fitzgerald and Mr. Young agreed, for a period of two years after termination of employment, not to engage in any activities competitive to us, not to solicit the rendering of services to any of our customers, and not to hire any of our employees. To facilitate enforcement of these provisions, the employee must provide us with notice of any proposed new employment and we have the right to direct the employee not to accept that employment so long as we have reasonable grounds for that direction.

      Messrs. Fitzgerald and Young also agreed to treat all of our non-public information confidentially and to return all of our business information and other property to us in the event of their termination.

      We have an employment agreement with Mr. Renauld. The employment agreement had an original term of 24 months and renews automatically on a quarterly basis, provided that the agreement has not terminated before the renewal date. The annual compensation for Mr. Renauld was initially set at an annual base salary in the amount of $153,774. Under his original agreement, Mr. Renauld was entitled to an annual car allowance of $7,800.

      Mr. Renauld is entitled to receive severance payments for either eleven months or twenty-four months after termination of his employment depending on the circumstances under which his employment terminates. If we terminate his employment for cause, he will not be entitled to severance payments. He will be entitled to eleven months of severance if his employment is involuntarily terminated for reasons other than cause or if he terminates his employment for good reason, as defined in the employment agreement, after a change of control of YDI. The maximum 24-month severance period will apply only if we terminate his employment without cause after YDI undergoes a "change of control" that was not approved by a majority of our board of directors. A "change of control" is defined in the employment agreement to include the completion of a merger or consolidation of YDI with any other entity (other than a merger or consolidation in which YDI is the surviving entity and is owned at least 50% collectively by persons who were stockholders of YDI before the transaction), the sale of substantially all of YDI's assets to another entity, any transaction that results in a person or group holding 50% or more of the combined voting power of YDI's outstanding securities, or changes to YDI's board of directors that result in the persons who were either directors on the date of the employment agreement or their nominated successors no longer comprising a majority of the board. The full amount of the severance payment would be paid on the last day of employment. There is no provision reducing severance payments by amounts earned by him at subsequent employment or for us to continue to provide benefits (or cash in lieu thereof) to him for any period following termination of employment. Mr. Renauld also agreed to provide consultation and advice to us for a period of up to three months following termination of his employment.

      The employment agreement also contains additional provisions stating that Mr. Renauld's last day of employment will be established either by us upon thirty days notice to him or by Mr. Renauld upon thirty days notice to us. However the date is set, the termination will be treated as an involuntary termination by us without cause entitling Mr. Renauld to the separation benefits specified in his employment agreement, as amended; provided, however, to be entitled to the separation benefits, Mr. Renauld could only establish a last day of employment of May 31, 2003 or later.

      Following the completion of our business combination with Young Design in April 2003, our board of directors approved the terms of an amended employment agreement with Mr. Renauld. Under the terms approved by the board, Mr. Renauld would continue in his current role with his current salary (which may be adjusted in the future). He would no longer receive his annual car allowance. Mr. Renauld would be entitled to receive severance under similar circumstances as contemplated under his current agreement, but the amount of severance would be eleven months of base salary. We have not yet executed an amended employment agreement with Mr. Renauld reflecting the foregoing terms.

      Under his stock option agreements, a large portion of the unvested options held by Mr. Renauld vested and became immediately exercisable upon the completion of the transaction with Young Design in April 2003.

      In December 2000, we entered into a new employment agreement with Dr. John
L. Youngblood having substantially similar terms as the agreement with Mr. Renauld prior to April 2003 (other than position and salary). Dr. Youngblood's annual base salary was $255,216. This employment agreement was terminated in connection with

Dr. Youngblood leaving our employment in April 2003. See "Material Relationships and Related Party Transactions" above.

Director Compensation

      Our compensation policy for directors contemplates the following compensation:

      o     an $11,000 annual retainer for serving on the board

      o     a $6,500 annual retainer for serving as chairperson of the board

      o a $5,000 annual retainer for serving as chairperson of the audit committee of the board

      o a $2,500 annual retainer for serving as a member of the audit committee of the board

      o a $1,500 annual retainer for serving as chairperson of the compensation committee of the board

      o a $500 annual retainer for serving as chairperson of the governance and nominating committee of the board

      o at a minimum, the following rights to acquire shares of our common stock:

            o for each new non-employee director elected or appointed to the board, a non-qualified stock option to purchase 12,500 shares of our common stock that vests in three equal annual installments beginning on the date of grant

            o for each incumbent non-employee director, a fully vested, non-qualified stock option to purchase 3,750 shares of our common stock granted immediately following each annual meeting of stockholders, as long as the director has served at least one complete year before the date of the annual meeting and continues to serve as a director after the meeting

      In April 2003, we granted an option to purchase 12,500 shares of our common stock at $0.92 per share to Mr. Saginario. In June 2003, we granted an option to purchase 3,750 shares of our common stock at $4.00 per share to Carol
B. Armitage, who then was a continuing director. In December 2003, we granted an option to purchase 12,500 shares of our common stock at $5.30 per share to Mr. Wiedemer. In January 2004, we granted an option to purchase 12,500 shares of our common stock at $5.45 per share to Ralph Peluso, who joined our board in January 2004. In June 2004, we granted an option to purchase 12,500 shares of our common stock at $4.76 to each of Messrs. Gerdelman, Hesse, and Rieschel, who each joined our board in June 2004. Mr. Rieschel's options are currently held by two of his investment funds. All of these grants were in accordance with this standard policy.

      YDI will also reimburse its non-employee directors for reasonable expenses incurred in attending meetings of the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

      From January 2003 until April 2003, our board of directors had a compensation committee consisting of four directors - Drs. Albert E. Paladino and John L. Youngblood and Mr. Allan M. Doyle, Jr. and Ms. Carol B. Armitage. Dr. Youngblood, who was then our President and Chief Executive Officer, served as a member of our compensation committee during that period. Dr. Youngblood participated in discussions regarding the compensation of our executive officers that occurred during that period. As described in "Material Relationships and Related Party Transactions" above, Dr. Youngblood ceased being our President and Chief Executive Officer in April 2003 and signed a settlement agreement with us in connection with that cessation.

      From April 2003 until June 2003, our board of directors had a compensation committee consisting of three directors - Messrs. Saginario and Goldwasser and Ms. Armitage. From June 2003 until December 2003, our board of directors had a compensation committee consisting of two directors - Mr. Saginario and Ms. Armitage.

      None of our executive officers served as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of YDI's board of directors or compensation committee.

          Board Compensation Committee Report on Executive Compensation

Overall Policy

      Our executive compensation program is designed to be closely linked to corporate performance and return to stockholders by linking executive compensation to our success. The overall objectives of this strategy are to provide competitive salaries necessary to attract and retain the highest quality talent, to reward performances that accomplish our goals and priorities, and to provide incentives that link the executive officers' opportunities for financial reward with that of the stockholders.

      The Compensation Committee is responsible for setting and administering the policies that govern the compensation of our executive officers. Generally, the three principal components of the compensation program for executive officers are base salary, bonus, and equity-based incentives (typically stock options), although awards are not necessarily granted in all three categories every year. In reaching decisions on compensation, the Compensation Committee also takes into account the full compensation package provided by YDI to the officers, including severance plans, insurance, and benefits generally available to all employees of YDI.

      This report addresses our compensation policies as they relate to compensation reported for 2003.

Salary Administration

      The ranges of appropriate base salaries for executives are determined based in part on analysis of salary data on positions of comparable responsibility within the telecommunications industry. Salaries of executive officers are reviewed annually, and any adjustments are made by evaluating the performance of YDI and of each executive officer and taking into account any change in the executive's responsibilities. Exceptional performances are generally compensated with performance-related bonuses rather than raising base salaries, reflecting the Compensation Committee's emphasis on linking pay to performance criteria. In 2003, the Compensation Committee increased the base salary of Mr. Milton by $30,000.

Bonus Program

      Executives are eligible to receive bonuses based on the overall performance of YDI and based on individual achievement. Bonuses are awarded based upon the recommendation of the Chief Executive Officer and the Compensation Committee's evaluation of the executive officer's achievement of his or her goals. In 2003, the Compensation Committee awarded a cash bonus of $100,000 to Mr. Fitzgerald, $60,000 to Mr. Michael Young, and $10,000 to Mr. Milton. See "Executive Compensation - Summary Compensation Table in 2001, 2002, and 2003."

Stock Option Program

      Under our active stock plans, we may grant stock options and stock appreciation rights to any or all of our directors, employees, officers, and consultants. The Compensation Committee believes that long-term incentive awards, such as stock options, link the executive's opportunity for financial reward with that of the stockholders, in that the value of an executive's stock options increases as the value of the stockholders' stock increases. The Compensation Committee granted options to executive officers in order to continue to incentivize the officers towards the achievement of our long-term goals. In 2003, Mr. Renauld was granted options for 25,000 shares of our common stock. See "Executive Compensation - Option Grants in 2003."

Compensation of the Chief Executive Officer

      John L. Youngblood was our President and Chief Executive Officer from January 2003 until April 2003. See "Material Relationships and Related Party Transactions" above. His 2003 base compensation was pursuant to an employment contract negotiated with Telaxis in 1994 as revised in December 2000. Dr. Youngblood did not receive any salary increase, bonus, or stock options in 2003.

      Mr. Fitzgerald has been our Chief Executive Officer since April 2003. Mr. Fitzgerald's 2003 base compensation was pursuant to an employment contract negotiated with Young Design in 1999. In 2003, the Compensation Committee elected not to increase Mr. Fitzgerald's base compensation. The Compensation Committee's determination of the amount of Mr. Fitzgerald's bonus was made after a review of the achievement of Mr. Fitzgerald's goals for the year. The Compensation Committee awarded Mr. Fitzgerald a cash bonus of $100,000 in 2003. See "Executive Compensation - Summary Compensation Table in 2001, 2002, and 2003." Mr. Fitzgerald was not granted any new options for shares of our common stock in 2003. See "Executive Compensation - Option Grants in 2003."

Policy Regarding Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code limits YDI's ability to deduct, for income tax purposes, compensation in excess of $1.0 million paid to the chief executive officer and the four most highly compensated officers of YDI (other than the chief executive officer) in any year, unless the compensation qualifies as "performance-based compensation." The aggregate base salaries, bonuses and non-equity compensation of each of YDI's officers have not historically exceeded, and are not in the foreseeable future expected to exceed, the $1.0 million limit. The Compensation Committee's policy with respect to equity compensation is that it would prefer to cause the compensation to be deductible by YDI; however, the Compensation Committee also weighs the need to provide appropriate incentives to YDI's officers against the potential adverse tax consequences that may result under Section 162(m) from the grant of equity compensation that does not qualify as performance-based compensation. The Compensation Committee has granted and may continue to grant equity compensation to YDI's officers that does not qualify as performance-based compensation that could be in excess of the Section 162(m) limits in circumstances when the Committee believes such grants are appropriate.

      Messrs. Paladino, Doyle, Goldwasser, and Youngblood and Ms. Armitage were members of our Compensation Committee for a portion or all of 2003. However, Messrs. Paladino, Doyle, and Youngblood and Ms. Armitage are no longer members of our board of directors or Compensation Committee. Mr. Saginario joined our Compensation Committee in April 2003 and therefore did not participate in any of the deliberations of the Compensation Committee with respect to our executive compensation prior to that date. Messrs. Gerdelman and Wiedemer joined our Compensation Committee in June 2004. Therefore, neither of them participated in any of the deliberations of the Compensation Committee with respect to our executive compensation for 2003 and, accordingly, neither of them participated in this report.

                             Compensation Committee
                           Daniel A. Saginario, Chair

                             STOCK PERFORMANCE GRAPH

      The graph below provides an indicator of the cumulative total shareholder return for our common stock for the period beginning on the date of the initial public offering of our common stock (February 2, 2000) through the end of our most recently-completed fiscal year (December 31, 2003), as compared to the returns of (i) The Nasdaq Stock Market (U.S.) and (ii) the Nasdaq Electronic Components Stocks Index during the same period. The graph assumes that $100 was invested on February 2, 2000 in our common stock (at the split-adjusted initial offering price of $68.00) and in The Nasdaq Stock Market (U.S.) and the Nasdaq Electronic Components Stocks Index and that, as to the indices, dividends were reinvested. We have not, since our inception, paid any dividends on our common stock.

                      Cumulative Total Shareholder Return

                              [LINE GRAPH OMITTED]

----------------------------------------------------------------------------------------------------
                          February 2,   December 31,    December 31,    December 31,    December 31,
                             2000           2000            2001            2002            2003
----------------------------------------------------------------------------------------------------
YDI                          $100          $10.66          $ 4.24          $ 1.06          $ 8.01
----------------------------------------------------------------------------------------------------
Nasdaq Stock Market
(U.S.)                       $100          $60.59          $48.06          $33.23          $49.68
----------------------------------------------------------------------------------------------------
Nasdaq Electronic
Components                   $100          $68.01          $46.46          $24.88          $47.88
----------------------------------------------------------------------------------------------------

                                   PROPOSAL 2
                           APPROVAL OF 2004 STOCK PLAN

Summary

      The board of directors has authorized, and recommends for your approval, the approval of YDI's 2004 Stock Plan.

      The board of directors has authorized this new stock plan to replace our existing stock plans and also to increase the number of shares available for issuance under our stock plans. This would enable us to use a single stock plan in the future, permitting greater consistency, enabling more options to be granted as incentive stock options, and simplifying our administrative recordkeeping tasks. Also, our existing stock plans were adopted prior to the change of our corporate name to YDI Wireless, Inc. and prior to our reincorporation into Delaware. Therefore, our existing stock plans are no longer current.

      On August 9, 2004, our aggregate stock plan pool consisted of 1,253,172 shares, 829,242 shares of which were subject to outstanding stock options and 423,930 shares of which were available for future issuance. There are 1,150,000 shares available for issuance under the 2004 Stock Plan. In summary, therefore, our board of directors has authorized, and recommends for your approval, a net increase in our stock plan pool of 726,070 shares (the 1,150,000 shares available under our 2004 Stock Plan less a reduction of 423,930 shares available for future issuance under our existing stock plans yields a net increase of 726,070 shares in our stock plan pool). If the 2004 Stock Plan is approved, our aggregate stock plan pool would be 1,979,242 (as may be reduced by exercises of outstanding options after August 9, 2004). This would be approximately 7.3% of our 26,938,091 shares outstanding on August 9, 2004.

      If the 2004 Stock Plan is approved, no further options or awards will be granted under any of our current stock plans.

Reasons for Proposed Increase in Stock Pool

      We are seeking stockholder approval of our 2004 Stock Plan to improve our ability to attract, retain, and motivate our management and other employees and to promote compensation and governance best practices.

      We believe that equity compensation aligns the interests of employees and non-employee directors with the interests of our other stockholders. Historically, we have generally awarded only stock options to our employees and non-employee directors, but we may grant other forms of stock awards (such as restricted stock) to our employees in the future. We believe that use of equity compensation provides an important tool for retaining and motivating our employees and those who might serve as our consultants and allows us to maintain a competitive compensation program without increasing the use of cash.

      The 2004 Stock Plan was designed to be flexible in providing for a variety of types of equity-based incentive awards, including incentive stock options, nonqualified stock options, restricted stock, unrestricted stock, and stock appreciation rights. We believe that the flexible plan structure of the 2004 Stock Plan is important given the evolving nature of financial accounting rules concerning equity-based incentive awards. Like our other stock plans, the 2004 Stock Plan contains no "evergreen" or automatic replenishment provisions by which the number of shares available for issuance under the plan would be automatically increased either periodically or based on specific events.

      On July 16, 2004, the Compensation Committee of our board of directors recommended the 2004 Stock Plan. The Committee reviewed the number of future options or awards that may be granted under our existing 2001 Nonqualified Stock Plan, 1999 Stock Plan, 1997 Stock Plan, and 1996 Stock Plan. Based on this review, the Committee determined that an insufficient number of shares are currently available under these plans to enable YDI to provide future grants of stock options and other stock awards to our employees and non-employee directors. The Committee determined it would also be appropriate to establish a new plan instead of continuing to use our existing stock plans given the dated nature of our existing plans, administrative ease, and the increased number of incentive stock options that could be issued. Our board of directors approved the 2004 Stock Plan on August 5, 2004, subject to stockholder approval at the September 9, 2004 annual meeting.

Equity Compensation Plan Information

      The following table and narrative provide information about our equity compensation plans as of December 31, 2003.

----------------------------------------------------------------------------------------------------------------
Plan category                  Number of securities         Weighted-average             Number of securities
                               to be issued upon            exercise price of            remaining available for
                               exercise of outstanding      outstanding options,         future issuance under
                               options, warrants and        warrants and rights (1)      equity compensation
                               rights (1)                                                plans (excluding
                                                                                         securities reflected in
                                                                                         column (a))
                               (a)                          (b)                          (c)
----------------------------------------------------------------------------------------------------------------
Equity compensation
plans approved by                      363,698                      $11.28                      430,012(2)
security holders
----------------------------------------------------------------------------------------------------------------

Equity compensation
plans not approved                     146,490                      $ 2.14                      197,802(3)
by security holders
----------------------------------------------------------------------------------------------------------------

Total                                  510,188                      $ 8.65                      627,814
----------------------------------------------------------------------------------------------------------------

----------
(1) This column does not reflect the options outstanding on December 31, 2003 to purchase 259,541 shares of our common stock at an exercise price of $1.60 per share that we assumed in connection with our combination with Young Design, Inc. on April 1, 2003. Those options had been issued under an equity compensation plan that was approved by Young Design's stockholders. No future grants of options may be made under that plan.

(2) Consists of 4,252 shares available for future issuance under our 1996 Stock Plan, 150,261 shares available for future issuance under our 1997 Stock Plan, and 275,499 shares available for future issuance under our 1999 Stock Plan.

(3) Consists of shares available for future issuance under our 2001 Nonqualified Stock Plan.

      On July 17, 2001, our board of directors adopted our 2001 Nonqualified Stock Plan and reserved 375,000 shares of our common stock for issuance pursuant to that plan. The 2001 plan provides for the grant of non-qualified stock options, performance share awards, and stock awards (restricted or unrestricted) to directors, officers, and employees. Because the 2001 plan was not approved by our stockholders, no incentive stock options may be issued under this plan. The compensation committee of the board of directors generally administers the 2001 plan and recommends to the board of directors or decides itself the terms of stock rights granted, including the exercise price, the number of shares that may be purchased under individual option awards, and the vesting period of options. No more than forty-nine percent of the awards granted under the 2001 plan may be granted to our directors and executive officers. Compliance with this requirement will be measured on the earlier of the date of the expiration of the 2001 plan or July 17, 2004, in which case compliance will also be measured on each anniversary thereafter, unless otherwise approved by The Nasdaq Stock Market, Inc. In addition, after July 17, 2004, no more than forty-nine percent of the awards granted under the 2001 plan during any plan year may be granted to our directors and executive officers, unless otherwise approved by The Nasdaq Stock Market, Inc. To the extent that these limitations are not necessary for the 2001 plan to qualify as a broadly based plan under the rules of The Nasdaq Stock Market, Inc., the limitations may be relaxed. The board of directors may amend, modify, or terminate the 2001 stock plan at any time as long as the amendment, modification, or termination does not impair the rights of plan participants under outstanding options or other stock rights.

      The following table shows the number of options outstanding as of August 9, 2004, as well as the number of shares remaining available for grant at that date under the 2001 Nonqualified Stock Plan, the 1999 Stock Plan, the 1997 Stock Plan, and the 1996 Stock Plan.

                  Plan                Outstanding Options    Shares Available for Grant
                  ----                -------------------    --------------------------
      2001 Nonqualified Stock Plan          106,342                   199,236
      1999 Stock Plan                       178,448                   203,517
      1997 Stock Plan                       299,753                    15,604
      1996 Stock Plan                        42,618                     5,573

      As described above, if the 2004 Stock Plan is approved, no further options or awards will be granted under any of these four existing stock plans.

      In addition to the four plans described above, at August 9, 2004, there were also the following numbers of options outstanding under the three stock plans shown in the table below. We assumed the options outstanding under the Young Design, Inc. 2002 Stock Incentive Plan in connection with our merger with Young Design, Inc. on April 1, 2003. No additional options or other equity awards can be issued under any of the three plans shown below.

                           Plan                             Outstanding Options
                           ----                             -------------------

      Young Design, Inc. 2002 Stock Incentive Plan                200,831
      1987 Stock Plan                                                 625
      1986 Stock Plan                                                 625

      In summary, on August 9, 2004, our aggregate stock plan pool consisted of 1,253,172 shares, 829,242 shares of which were subject to outstanding stock options and 423,930 shares of which were available for future issuance under our stock plans.

      The 2004 Stock Plan provides for the granting of stock options, stock awards, stock appreciation rights, and other equity-based awards to our employees, directors, and consultants. The maximum number of shares of our common stock that may be granted or issued under the 2004 Stock Plan is 1,150,000 shares. Based on the closing price of our common stock on the Nasdaq SmallCap Market on August 9, 2004 of $3.38 per share, the market value of 1,150,000 shares of our common stock was $3,887,000. Once the 2004 Stock Plan is approved by our stockholders, equity grants may be made and shares issued under the plan without further stockholder approval.

      A summary of the principal features of the 2004 Stock Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the 2004 Stock Plan, which is attached as Appendix C to this proxy statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE YDI'S 2004 STOCK PLAN.

Description of 2004 Stock Plan

The following summary outlines the principal features of the 2004 Stock Plan (the "Plan").

      Purpose. The purpose of the Plan is to provide directors, officers, employees, and consultants of YDI and its affiliates with additional incentives to contribute to YDI's future growth and success by increasing their capital stock ownership in YDI. The Plan provides a flexible framework that will permit our board of directors to develop and implement a variety of stock-based programs based on changing needs of YDI, its competitive market, and regulatory climate. Our board of directors believes it is in the best interest of our stockholders for officers, employees, and members of the board of directors of YDI to own stock in YDI and that such ownership will enhance YDI's ability to attract highly qualified personnel, strengthen its retention capabilities, enhance the long-term performance of YDI and its subsidiaries, and vest in participants a proprietary interest in the success of YDI and its subsidiaries.

      Eligibility. All directors, officers, employees, and consultants of YDI and its affiliates are eligible to participate in the Plan. As of August 9, 2004, we had 7 directors, 6 of whom are not current YDI employees, and approximately 135 employees.

      Administration. Our board of directors and the Compensation Committee of our board of directors (collectively referred to as the "Plan Committee") administer the Plan. The Plan Committee has broad powers to administer the Plan, including the authority to determine the persons to whom equity grants are made, the type of the grant, the size of the grant, any vesting provisions, the exercise or purchase price, the duration of the equity grant, any restrictions on the equity grant, and the other terms and conditions of any grant.

      Term of Plan. The Plan will remain in effect until August 4, 2014 unless terminated earlier by the Board of Directors. No equity grant may be made after the Plan has been terminated.

      Maximum Number of Shares Issuable. The maximum number of shares of our common stock that may be issued or issuable under the Plan may not exceed 1,150,000 shares. All shares will be newly issued by YDI or from YDI's treasury stock upon the exercise of an equity grant under the Plan. The number of shares which may be issued under the Plan is subject to adjustment upon the occurrence of certain corporate events including the issuance of dividends in the form of stock, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, and liquidations. Shares of our common stock subject to equity grants under the Plan which have expired, terminated, or been canceled or forfeited will be available for issuance or use in connection with future equity grants.

      Award Types. Individual awards under the Plan may take the form of one or more of incentive stock options, non-qualified stock options, stock appreciation rights (SARs), and stock purchases or awards (either restricted or unrestricted). Due to the uncertainty concerning Financial Accounting Standards Board decisions regarding expensing of stock options, we are reviewing our current compensation and benefit programs. Although we believe that performance-based long-term incentives are a necessary component of our compensation program, we have designed the Plan to allow for flexibility to issue the types of equity-based compensation we believe are most appropriate in the circumstances.

      Incentive Stock Options. Only employees of YDI or its affiliates may receive incentive stock options. Incentive stock options entitle the holder to purchase a certain number of shares of our common stock at an exercise price specified at the time the option is granted. The exercise price per share of common stock which may be purchased under an incentive stock option may not be less than 100% of the fair market value of a share of our common stock on the date the option is granted. If the equity grant recipient owns more than 10% of our stock, then the exercise price must be at least 110% of that fair market value. The aggregate fair market value of all shares of our common stock subject to incentive stock options for an employee which become exercisable by that employee for the first time during any year may not exceed $100,000. Any incentive stock options granted to an employee owning more than 10% of our common stock must expire not more than 5 years from the date of grant, and all other incentive stock options must expire not more than 10 years from the date of grant.

      Non-Qualified Stock Options. Non-qualified stock options, which are stock options that are not incentive stock options, entitle the holder to purchase a certain number of shares of our common stock at an exercise price specified at the time the option is granted. Under the terms of the Plan, the Plan Committee sets the exercise price of any non-qualified stock options at its discretion.

      SARs. SARs may either be issued together with stock options or apart from stock options. SARs are rights that, when exercised, entitle the holder to the appreciation in value of the number of shares of our common stock specified in the grant from either the exercise price of a share under the option (if the SAR is granted with an option) or the date granted (if the SAR is granted apart from any options) to the date exercised. An exercised SAR will be paid in cash or in stock, as determined in the sole discretion of the Plan Committee at the time the SAR is awarded. The grant of a SAR that by its terms is to be settled in cash does not reduce the number of shares of common stock that are available for equity grants under the Plan.

      Stock Awards and Purchases. Under the Plan, the Plan Committee can issue restricted stock and unrestricted stock awards and bonuses. Restricted stock consists of stock issued under the Plan that is subject to certain restrictions established by the Plan Committee. Unrestricted stock is stock issued under the Plan without transfer, vesting, sale, or other similar restrictions. The Plan Committee can also grant rights to purchase shares of our common stock under the Plan at prices and on such other terms as it determines in its sole discretion.

      Exercise of Equity Grant. If applicable, the vested portion of an equity grant may be exercised by giving written notice to YDI at its designated office address identifying the equity grant being exercised, specifying the portion of the equity grant being exercised, and providing payment in one of the following forms: (a) United States cash or cash equivalent or (b) at the discretion of the Plan Committee, (i) shares of our common stock previously issued to the equity grant holder having a fair market value on the date of exercise equal to the exercise price of the equity grant, (ii) delivery of the equity grant holder's promissory note, (iii) a "cashless" exercise in which YDI withholds from those shares that would otherwise be obtained on the exercise of such equity grant the number of shares having a fair market value on the date of exercise equal to the aggregate exercise price, (iv) a "cashless" exercise in which the equity grant holder uses a broker to sell the shares on its behalf, to use the proceeds to pay the exercise price and taxes, and then to distribute the excess to the equity grant holder in either cash or stock, or (v) any combination of the above payment options.

      Fair Market Valuation Calculation. The fair market value of a share of our common stock will be the closing price on the applicable date on the securities market where our common stock is traded, or if there were no sales on the date of grant, on the next preceding date within a reasonable period on which there were sales. In the event that there were no sales in such a market within a reasonable period or if our common stock is not publicly traded on the applicable date, the fair market value will be as determined in good faith by the Plan Committee in its sole discretion.

      Nontransferability of Equity Grants. Equity grants are not assignable or transferable by the recipient, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or as permitted by the Plan Committee in a specific situation. During the lifetime of the recipient, no equity grant will be exercisable by or payable to anyone other than the recipient or his legal representative or permitted assignee.

      Amendments. The Plan may be terminated or amended by our board of directors in any manner allowed by law, but no amendment will be effective without approval of our stockholders if stockholder approval if required by applicable federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which our common stock may then be listed or quoted. Neither our board of directors nor the stockholders may adversely alter or impair the rights of an equity grant holder without that holder's consent.

      Adjustments. Notwithstanding any other provision of the Plan, the Plan Committee may at any time make or provide for such adjustments to the Plan, to the number and class of shares available under the Plan or to any outstanding equity grants, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of our common stock of other than a normal cash dividend, and changes in our outstanding common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. In the event of any general offer to holders of our common stock relating to the acquisition of their shares, the Plan Committee may make such adjustment as it deems equitable in respect of outstanding equity grants including, in the Plan Committee's discretion, revision of outstanding equity grants so that they may be exercisable for the consideration payable in the acquisition transaction. Any such determination by the Plan Committee will be conclusive.

      Withholding. It will be a condition of our obligation to issue common stock upon exercise of an equity grant that the person exercising the equity grant pay, or make provision satisfactory to us for the payment of, any taxes which we are obligated to collect with respect to the issuance of our common stock upon such exercise.

      Compliance with Laws. Our obligation to sell and deliver shares of our common stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares and the availability of federal and appropriate state securities law registrations, qualifications, and/or exemptions.

Federal Income Tax Consequences of the 2004 Stock Plan

      The following is a brief summary of the principal federal income tax consequences (based on current United States federal income tax laws) to equity grant recipients ("Participants) and YDI relating to stock options and other rights that may be granted under the Plan. The Plan is not qualified under Internal Revenue Code Section 401(a). This summary does not purport to cover all tax consequences relating to options and other rights, does not constitute tax advice, and, among other things, does not describe state, local, or foreign tax consequences.

      In general, under the Internal Revenue Code as presently in effect, a Participant will not be deemed to recognize any income for federal income tax purposes at the time a stock option or SAR is granted or a restricted stock award is made, nor will YDI be entitled to a tax deduction at that time. However, when any part of a stock option or SAR is exercised, when restrictions on restricted stock lapse, or when an unrestricted stock award is made, the federal income tax consequence may be summarized as follows:

      o In the case of an exercise of a non-qualified stock option, the Participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price. Upon subsequent disposition of the option stock, any appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss, depending on the length of time the Participant held the option shares.

      o In the case of an exercise of a SAR payable in cash and/or unrestricted stock, or an award of unrestricted stock, the Participant will generally recognize ordinary income on the date of exercise or award, respectively, in an amount equal to the excess of any cash and the fair market value of any unrestricted shares received over the amount paid (if any) upon exercise or award.

      o In the case of an exercise of a non-qualified stock option or SAR payable in restricted stock, or in the case of an award of restricted stock, the federal income tax consequences to the Participant will depend on the nature of the restrictions. Generally, the excess of the fair market value of the stock over the purchase price (if any) will not be taxable to the Participant as ordinary income in the year of receipt. Instead, the Participant will incur tax in the year in which his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture in an amount equal to the excess of the fair market value of the stock in such year over the purchase price (if any). However, the Participant may elect to recognize income when the stock is received, rather than when his or her interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture. If the Participant makes this election, the amount taxed to the Participant as ordinary income is determined as of the date of receipt of the restricted stock.

      o In the case of incentive stock options, there is generally no income tax liability at the time of exercise. However, the excess of the fair market value of the stock on the exercise date over the option price is included in the Participant's income for purposes of the alternative minimum tax. If no disposition of the incentive stock option stock is made before the later of one year from the date of exercise and two years from the date of grant, the Participant will realize a capital gain or loss upon a sale of the stock, equal to the difference between the option price and the sale price. If the stock is not held for the required period, ordinary income tax treatment will generally apply in the year of sale to the excess of the fair market value of the stock on the date of exercise (or, if less, the amount of gain realized on the disposition of the stock) over the option price, and the balance of any gain or any loss will be treated as capital gain or loss. In order for incentive stock options to be treated as described above, the Participant must remain employed by YDI (or a subsidiary in which YDI holds at least 50 percent of the voting power) from the incentive stock option grant date until three months before the incentive stock option is exercised. The three-month period is extended to one year if the Participant's employment terminates on account of death or disability. If the Participant does not meet the employment requirement, the option will be treated for federal income tax purposes as a non-qualified stock option.

      o YDI will not receive an income tax deduction as a result of the exercise of an incentive stock option, provided that the incentive stock option stock is held for the required period as described above. Upon the exercise of a non-qualified stock option, the exercise of a SAR, the award of unrestricted stock, or the recognition of income on restricted stock, YDI will generally be allowed an income tax deduction equal to the ordinary income recognized by the Participant. However, pursuant to section 162(m) of the Internal Revenue Code, YDI may not deduct compensation of more than $1,000,000 that is paid in a taxable year to an individual who, on the last day of a taxable year, is YDI's chief executive officer or among one of its four other highest compensated officers for that year. Under certain circumstances, the compensation attributable to stock awards, stock options, and SARs granted under the Plan may be subject to this deduction limit.

      Federal and state income and payroll taxes are required to be withheld by the Participant's employer on the amount of ordinary income resulting to the Participant from the receipt or exercise of a stock option or other right as and when such ordinary income is recognized by the Participant under the rules discussed above.

      As previously stated, the foregoing is a general summary of the principal federal income tax consequences that are generally applicable to Participants in the Plan. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular Participant in light of such Participant's personal investment circumstances. For precise advice as to any specific transaction, each Participant should consult with his or her tax advisor.

Additional Information Regarding New Plan Benefits

      Our current directors, executive officers, and other employees are eligible to receive stock options and other equity grants and rights under the 2004 Stock Plan if that plan is approved by our stockholders. Awards under the 2004 Stock Plan are expected to be based upon YDI's performance. Accordingly, future awards under the 2004 Stock Plan are not determinable at this time. Reference is made to the tables captioned "Summary Compensation Table for 2001, 2002, and 2003," "Option Grants in 2003," and "2003 Aggregated Option Exercises and Fiscal

Year-End Option Values" set forth above in this proxy statement for detailed information on stock option awards and exercises of such awards by certain executive officers under our current stock plans during the three most recent fiscal years. Reference is made to the discussion under the heading "Director Compensation" set forth above in this proxy statement for information concerning our director compensation plan and stock options awards made to our directors in the most recent fiscal year.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than ten percent of our common stock (collectively, "Reporting Persons") to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Each Reporting Person is required by SEC regulation to furnish us with copies of these Section 16(a) reports. Based on our records and other information, we believe that all of these filing requirements were met with respect to our last fiscal year (which ended on December 31, 2003) except that Ms. Armitage was late in reporting a grant of options to her in June 2003 and Mr. Wiedemer was late in filing his initial statement of beneficial ownership of our securities which was due in December 2003.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The firm of BDO Seidman, LLP, independent certified public accountants, served as our auditors for the fiscal year ended December 31, 2003. We have selected BDO Seidman, LLP, independent certified public accountants, as our auditors for the fiscal year ending December 31, 2004. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Change of Auditors

      On April 2, 2003, PricewaterhouseCoopers LLP resigned as the independent auditor of Telaxis Communications Corporation following the merger of Telaxis and Young Design, Inc. The reports of PricewaterhouseCoopers LLP on the financial statements of Telaxis for the years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or application of accounting principles. During the years ended December 31, 2001 and 2002 and through April 2, 2003, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their report on the financial statements for such years, and there were no "reportable events" as described in Item 304 of Regulation S-K.

      Our financial statements for the fiscal years ended December 31, 2001 and 2002 were audited by Hoffman, Fitzgerald & Snyder, P.C. ("HFS"). On April 2, 2003, HFS was dismissed as our independent auditor upon the recommendation of our Audit Committee. The reports of HFS on the financial statements of Young Design, Inc. for the years ended December 31, 2001 and 2002 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or application of accounting principles. During the years ended December 31, 2001 and 2002 and through April 2, 2003, there were no disagreements with HFS on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HFS, would have caused them to make reference thereto in their report on the financial statements for such years, and there were no "reportable events" as described in Item 304 of Regulation S-K.

      On May 1, 2003, the Audit Committee of our Board of Directors engaged the independent certified public accounting firm of BDO Seidman, L.L.P. as our independent auditors for the fiscal year ending December 31, 2003.

Audit and Related Fees

      The following is a summary of the fees billed to us by BDO Seidman, LLP for professional services rendered for the fiscal year ended December 31, 2003 and by Hoffman, Fitzgerald & Snyder, P.C. for professional services rendered for the fiscal year ended December 31, 2002:

                  Fee Category                Fiscal 2003 Fees  Fiscal 2002 Fees
      -----------------------------------     ----------------  ----------------

      Audit Fees ........................          $91,000           $30,000
      Audit-Related Fees ................               --                --
      Tax Fees ..........................               --            10,000
      All Other Fees ....................               --                --
                                                   -------           -------
      Total Fees ........................          $91,000           $40,000

      Audit Fees. Consists of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP and Hoffman, Fitzgerald & Snyder, P.C. in connection with statutory and regulatory filings or engagements.

      Audit-Related Fees. Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." In both fiscal 2003 and fiscal 2002, there were none of these fees.

      Tax Fees. Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include preparation of federal and state income tax returns.

      All Other Fees. Consists of fees for products and services other than the services reported above. In both fiscal 2003 and fiscal 2002, there were none of these fees.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

      The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

      No audit-related fees, tax fees, or all other fees were approved by our Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

                              SHAREHOLDER PROPOSALS

      Any stockholder who wishes to submit a proposal for action to be included in our proxy statement and form of proxy relating to our 2005 annual meeting of stockholders is required to submit such proposal to our Secretary at 8000 Lee Highway, Falls Church, VA 22042 on or before April 21, 2005.

      Any stockholder that intends to present a proposal that will not be included in the proxy statement for our 2005 annual meeting must submit such proposal to our Secretary at 8000 Lee Highway, Falls Church, VA 22042 not later than June 11, 2005 nor earlier than May 12, 2005. Proposals submitted after June 11, 2005 will be considered untimely for purposes of Rule 14a-5(e)(2) under the Securities Exchange Act of 1934, as amended, and our by-laws.

                                  OTHER MATTERS

      The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                        By order of the Board of Directors

                                        /s/ David L. Renauld
                                        ---------------------------
August 17, 2004                         David L. Renauld, Secretary

A copy (without exhibits) of each of YDI's original Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on February 20, 2004 (with certain old and/or duplicative material omitted), and YDI's amended Annual Report on Form 10-K/A, as filed with the SEC on March 25, 2004, for the year ended December 31, 2003 has been mailed to each stockholder with this proxy statement. YDI will provide, without charge, a copy of YDI's original Form 10-K and an additional copy of YDI's amended Form 10-K/A to any stockholder upon written request by the stockholder. Requests should be addressed to David L. Renauld, YDI Wireless, Inc., 20 Industrial Drive East, South Deerfield, MA 01373.

                                   APPENDIX A

                               YDI Wireless, Inc.

Audit Committee Charter

PURPOSE

To assist the board of directors in fulfilling its oversight responsibilities for the financial reporting process, the system of internal control, the audit process, and the company's process for monitoring compliance with laws and regulations and the code of conduct.

AUTHORITY

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:

      o Appoint, compensate, and oversee the work of any registered public accounting firm employed by the organization.

      o Resolve any disagreements between management and the auditor regarding financial reporting.

      o     Pre-approve all auditing and non-audit services.

      o Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.

      o Seek any information it requires from employees--all of whom are directed to cooperate with the committee's requests--or external parties.

      o Meet with company officers, external auditors, or outside counsel, as necessary.

COMPOSITION

The audit committee will consist of at least three members. The board or its nominating committee will appoint committee members and the committee chair.

Each committee member will be both independent and financially literate. At least one member shall be designated as the "financial expert," as defined by applicable legislation and regulation.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will hold private meetings with auditors (see below) and executive sessions. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements

      o Review significant accounting and reporting issues, including complex or unusual transactions and highly judgmental areas, and recent professional and regulatory pronouncements, and understand their impact on the financial statements.

      o Review with management and the external auditors the results of the audit, including any difficulties encountered.

      o Review the annual financial statements, and consider whether they are complete, consistent with information known to committee members, and reflect appropriate accounting principles.

      o Review other sections of the annual report and related regulatory filings before release and consider the accuracy and completeness of the information.

      o Review with management and the external auditors all matters required to be communicated to the committee under generally accepted auditing standards.

      o Understand how management develops interim financial information, and the nature and extent of internal and external auditor involvement.

      o Review interim financial reports with management and the external auditors before filing with regulators, and consider whether they are complete and consistent with the information known to committee members.

Internal Control

      o Consider the effectiveness of the company's internal control system, including information technology security and control.

      o Understand the scope of internal and external auditors' review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

Internal Audit

      o Review with management and the chief audit executive the charter, plans, activities, staffing, and organizational structure of the internal audit function.

      o Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the chief audit executive.

      o Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.

      o On a regular basis, meet separately with the chief audit executive to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit

      o Review the external auditors' proposed audit scope and approach, including coordination of audit effort with internal audit.

      o Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors.

      o Review and confirm the independence of the external auditors by obtaining statements from the auditors on relationships between the auditors and the company, including non-audit services, and discussing the relationships with the auditors.

      o On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance

      o Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.

      o Review the findings of any examinations by regulatory agencies, and any auditor observations.

      o Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.

      o Obtain regular updates from management and company legal counsel regarding compliance matters.

Reporting Responsibilities

      o Regularly report to the board of directors about committee activities, issues, and related recommendations.

      o Provide an open avenue of communication between internal audit, the external auditors, and the board of directors.

      o Report annually to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.

      o Review any other reports the company issues that relate to committee responsibilities.

Other Responsibilities

      o Perform other activities related to this charter as requested by the board of directors.

      o     Institute and oversee special investigations as needed.

      o Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.

      o Confirm annually that all responsibilities outlined in this charter have been carried out.

      o Evaluate the committee's and individual members' performance on a regular basis.

                                   APPENDIX B

                               YDI Wireless, Inc.
                   Governance and Nominating Committee Charter

                        (Adopted as of February 13, 2004)

Purpose

The Board of Directors (the "Board") of YDI Wireless, Inc. (the "Company") has established a Governance and Nominating Committee (the "Committee"). This governing charter (the "Charter") sets forth the responsibilities and purpose of this Committee, which are to seek and recommend to the Board qualified candidates for election or appointment to the Board and to oversee matters of corporate governance for the Company, including the evaluation of Board performance and processes, and assignment and rotation of all Board committee members.

Membership

The Committee will consist of a minimum of two members of the Board, all of who shall meet the independence requirements of, and satisfy any other criteria imposed on members of the Committee pursuant to, the federal securities laws and the rules and regulations of the Securities and Exchange Commission and The NASDAQ Stock Market, Inc. ("Nasdaq"). The members of the Committee will be appointed by and serve at the discretion of the Board. The Committee shall be subject to the provisions of the Company's Bylaws relating to committees of the Board, including those provisions relating to removing committee members and filling vacancies.

Nomination/Appointment Policy

The Committee believes that it is in the best interest of the Company and its stockholders to obtain and retain highly qualified individuals to serve as members of the Board. The Committee will seek candidates for election and appointment with excellent decision-making ability, business experience, personal integrity and reputation.

Responsibilities

The responsibilities of the Committee shall include:

      1.    Recommending the number of members that shall serve on the Board.

      2. Screening and recommending to the Board qualified candidates for election or appointment to the Board.

      3. Establishing the minimum qualifications that it seeks for director nominees as well as specific qualities or skills that it considers necessary for one or more of the directors.

      4. Determining whether stockholders of the Company may recommend candidates for Board membership and, if so, establishing the procedures by which a stockholder may recommend a candidate.

      5. Establishing the procedures by which it will identify and evaluate candidates for Board membership, including any recommended by stockholders, and any differences in the evaluation of a candidate named by the Committee compared to one suggested by a stockholder.

      6. Recommending the establishment of various Board committees and the membership of each of these committees including the Chairpersons for consideration by the Board.

      7. Periodically administering and reviewing an evaluation of the processes and performance of the Board and reporting such review to the Board. This review shall include an assessment of the appropriate skills and characteristics required of members of the Board, as well as issues of experience, judgment and other similar qualities. The purpose of this review is to increase the effectiveness of the Board and not to target individual Board members.

      8. Determining whether the Company should have a process by which stockholders may send communications to the Board and, if so, establishing such a process.

      9. Monitoring, with the assistance of Company Management, developments in corporate governance and corporate "best practices" and recommending to the Board, as appropriate, changes to the Company's corporate governance practices and procedures.

      10. Reviewing and reporting on additional corporate governance matters as necessary under the federal securities laws, the rules and regulations of the SEC or Nasdaq, or other sources or as directed by the Board.

      11. Reviewing and assessing annually the adequacy of this Charter and the performance of the Committee and recommending to the Board for approval any proposed changes to the Charter or the Committee.

Authority

In carrying out its responsibilities, the Committee may draw on the expertise of management, and when appropriate, may hire outside experts or advisors to assist the Committee with its work. In particular, the Committee shall have the authority to retain management recruiters to be used to assist in the identification and assessment of potential directors and to approve the recruiter's fees and other retention terms. Any action duly and validly taken by the Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board and may be certified as such by the Secretary or other authorized officer of the Company.

Meetings and Reports

The Committee shall hold regular meetings at least once each year and such special meetings as the Chair of the Committee or the Chairman of the Board may direct. A majority of the total number of members of the Committee shall constitute a quorum at all Committee meetings. The Committee may meet either in person or by means of telephonic conference call pursuant to which all participants can hear and speak with each other. The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. At each regularly scheduled meeting of the Board, the Chair of the Committee shall provide the Board with a report of the Committee's activities and proceedings, if any, since the last Board meeting.

                                   APPENDIX C

                               YDI WIRELESS, INC.

                                 2004 STOCK PLAN

      1. Purpose. This 2004 Stock Plan is designed to enable YDI Wireless, Inc. and its Affiliates to attract and retain capable key employees, officers, directors and consultants and to motivate such persons to exert their best efforts on behalf of the Company by providing them with compensation in the manner provided in this Plan.

      2. Definitions.

      "Act" means the Securities Exchange Act of 1934, as amended.

      "Award" means Common Stock awarded under this Plan.

      "Affiliate" means any parent corporation or subsidiary corporation of the Company as those terms are defined in Section 424 of the Code.

      "Board" means the Board of Directors of the Company.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means the committee established to administer this Plan as provided in Section 3 or, if no such committee is established, the Board.

      "Common Stock" means shares of common stock of the Company and such substitutions therefor as are determined by the Committee pursuant to Section 11 to be appropriate.

      "Company" means YDI Wireless, Inc., a Delaware corporation.

      "Date of Grant" means the date on which the Committee authorizes the grant of a Stock Right, or such later date as may be specified by the Committee at the time of such authorization.

      "Disability" means a disability that entitles the Grantee to disability income benefits under the terms of any long-term disability plan maintained by the Company which covers the Grantee, or if no such plan exists or is applicable to the Grantee, the permanent and total disability of the Grantee within the meaning of Section 22(e)(3) of the Code.

      "Disqualifying Disposition" means any disposition (including any sale) by an Optionee of Common Stock acquired pursuant to the exercise of an ISO before the later of (a) two years after the Date of Grant of the ISO or (b) one year after the date the Optionee acquired such Common Stock by exercising the ISO. The foregoing rules do not apply to dispositions of Common Stock after the death of an Optionee by his or her estate or by a person who acquired the Common Stock or the right to exercise the ISO by bequest or inheritance or by reason of the death of the Optionee.

      "Grantee" means a person to whom a Stock Right has been granted under this Plan.

      "ISO" means an Option which qualifies as an incentive stock option under
Section 422(b) of the Code.

      "Non-Qualified Option" means an Option which does not qualify as an ISO.

      "Option" means a right to purchase Common Stock granted pursuant to this Plan.

      "Optionee" means a person to whom an Option has been granted under this Plan.

      "Plan" means the YDI Wireless, Inc. 2004 Stock Plan.

      "Purchase" means the right to make a direct purchase of Common Stock granted pursuant to this Plan.

      "Stock Appreciation Right" means a right granted under Section 7.

      "Stock Rights" collectively refers to Options, Awards, Purchases and Stock Appreciation Rights.

      3. Administration of the Plan.

            (a) The Board may administer this Plan or may appoint a Committee to administer this Plan. Members of the Committee, while members, will be eligible to participate in this Plan only as provided in Section 3(d). Subject to any limits or restrictions imposed by the Board from time to time (which limits or restrictions may be amended and/or removed by the Board at any time), the Committee will have the authority to (i) determine the employees and other persons to whom Stock Rights may be granted; (ii) determine when Options, Awards and Stock Appreciation Rights may be granted or Purchases made; (iii) determine the purchase price, if any, of Stock Rights and the shares underlying them; (iv) determine the other terms and provisions of each Stock Right (which may vary among Grantees in the Committee's discretion), including but not limited to the timing, vesting and duration of the exercise period and the nature and duration of transfer and/or forfeiture restrictions; (v) amend, modify, convert, or replace any Stock Right to the extent allowed by law, (vi) accelerate a Stock Right exercise date in whole or in part, subject only to the ISO acceleration provisions of Section 422(d) of the Code (if applicable); (vii) employ attorneys, consultants, accountants or other persons upon whose advice the Committee may rely; (viii) establish the maximum aggregate number of Stock Appreciation Rights which may be granted under this Plan from time to time; and
(ix) interpret this Plan and prescribe and rescind rules and regulations relating to it. All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding on all parties, unless otherwise determined by the Board.

            (b) No member of the Board or the Committee will be liable for any action or determination made in good faith with respect to this Plan or any Stock Right granted under it. Each member of the Committee will be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by such member or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan unless arising out of such member's own fraud or bad faith. Such indemnification will be in addition to any rights of indemnification the members of the Committee may have as directors or otherwise under the by-laws of the Company, or any agreement, vote of stockholders or disinterested directors, or otherwise.

            (c) The Committee may select one of its members as its chair, and will hold meetings at its discretion. A majority of the Committee will constitute a quorum. The acts of a majority of the members of the Committee present at any meeting at which a quorum is present or acts approved in writing by a majority of the members of the Committee will be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint replacement members, fill vacancies however caused, and remove all members of the Committee and thereafter directly administer this Plan.

            (d) Stock Rights may be granted to members of the Committee pursuant to this Plan if such grants have been approved by a majority vote of the disinterested members of the Board.

      4. Stock. The aggregate number of shares of Common Stock which may be issued under this Plan is One Million One Hundred Fifty Thousand (1,150,000), subject to adjustment as provided in Section 11. The Committee may grant Options and Stock Appreciation Rights and may authorize Purchases and Awards with respect to such shares in such combinations and for such amount of shares as it determines are appropriate, provided that the aggregate number of shares issuable upon exercise of such Options, Purchases and Stock Appreciation Rights and upon grant of such Awards does not exceed such number, as adjusted. Stock subject to Stock Rights may be authorized but unissued shares of Common Stock or Common Stock held in the treasury of the Company. If any Stock Right expires or terminates for any reason without having been exercised in full or ceases for any reason to be exercisable in whole or in part, or if the Company reacquires any unvested shares issued pursuant to Stock Rights, then the unexercised shares subject to such Stock Right and any unvested shares so reacquired by the Company will again be available for grants of Stock Rights.

      5. Granting of Stock Rights; Eligibility. The Committee is authorized to grant Stock Rights to such employees, consultants, officers and directors (whether or not an employee) of the Company or its Affiliates at such time or times as it may determine, all in its sole discretion. Each Stock Right will be evidenced by a written agreement in such form as the Committee may from time to time approve. Each agreement for an ISO will require the Optionee to notify the Company in writing immediately after the Optionee makes a Disqualifying Disposition of any Common Stock acquired pursuant to the exercise of the ISO. The Committee may from time to time confer authority on one or more of its own members and/or one or more officers of the Company to execute and deliver such agreements. The officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of each agreement entered into pursuant to this Plan.

      6. Option Price and Term; ISO Limitations.

            (a) The exercise price for each ISO share will be at least equal to the fair market value per share on the Date of Grant. However, if the Optionee owns more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price must be at least one hundred ten percent (110%) of the fair market value per share on the Date of Grant, determined without regard to any restriction other than a restriction which, by its terms, will never lapse. The Committee may determine the exercise price of Non-Qualified Options in its sole discretion.

            (b) Each Option will expire on the date specified by the Committee. However, any ISOs granted to an employee owning more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate must expire not more than five years from the Date of Grant and all other ISOs must expire not more than ten years from the Date of Grant.

            (c) ISOs may be granted only to employees of the Company or an Affiliate. Non-Qualified Options may be granted to any director or officer (whether or not an employee), employee or consultant of the Company or an Affiliate.

            (d) To the extent that the aggregate fair market value (determined as of the Date of Grant) of Common Stock with respect to which ISOs (determined without regard to this paragraph) are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds $100,000, such ISOs will be treated as Non-Qualified Options.

            (e) The fair market value of a share of Common Stock on the Date of Grant will be the closing price on such date on the securities market where the Common Stock of the Company is traded, or if there were no sales on the Date of Grant, on the next preceding date within a reasonable period (as determined in the sole discretion of the Committee) on which there were sales. In the event that there were no sales in such a market within a reasonable period or if the Common Stock is not publicly traded on the Date of Grant, the fair market value will be as determined in good faith by the Committee in its sole discretion after taking into consideration all factors which it deems appropriate including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

      7. Stock Appreciation Rights.

            (a) The Committee will have the authority to grant Stock Appreciation Rights with or apart from the grant of Options under this Plan. Stock Appreciation Rights may be paid in cash or shares of Common Stock, or any combination of each, as the Committee may determine and will be subject to such terms and conditions as the Committee may specify.

            (b) Each Stock Appreciation Right granted with a specified Option will entitle the Grantee to receive the following amount if and when the specified Option becomes exercisable: unless the Committee determines otherwise, the amount to be received by the Grantee will equal the difference between (i) the fair market value of a share of Common Stock on the date of exercise of the Right and (ii) the exercise price of a share under the specified Option.

            (c) Each Stock Appreciation Right granted without reference to a specified Option will entitle the Grantee to receive, unless the Committee determines otherwise, the difference between (i) the fair market value of a share of Common Stock on the date of exercise of the Right and (ii) the fair market value of a share of Common Stock on the date the Right was granted.

            (d) Notwithstanding the foregoing, for those Grantees subject to
Section 16(b) of the Act, any transaction involving the exercise of a Stock Appreciation Right will be structured to satisfy the requirements of Rule 16b-3.

      8. Means of Exercising Stock Rights. To exercise a Stock Right (or any part thereof), a Grantee must give written notice to the Company at its designated office address identifying the Stock Right being exercised, specifying the portion of the Stock Right being exercised (including the number of shares, if any, for which Stock Right is being exercised), and accompanied by full payment of the purchase price (if any) either (a) in United States cash or cash equivalent or (b) at the discretion of the Committee, (i) in shares of Common Stock having a fair market value on the date of exercise equal to the exercise price of the Stock Right, (ii) by delivery of the Grantee's promissory note to the Company in an amount equal to the exercise price of the Stock Right,
(iii) by written notice to the Company to withhold from those shares of Common Stock that would otherwise be obtained on the exercise of such Stock Right the number of shares having a fair market value on the date of exercise equal to the exercise price, (iv) in cash by a broker-dealer acceptable to the Company to whom the Grantee has submitted an irrevocable notice of exercise, or (v) by any combination of the foregoing. The holder of a Stock Right will not have the rights of a shareholder with respect to any shares covered by the Stock Right until the date of issuance of a stock certificate for such shares. Except as otherwise determined by the Committee, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

      9. Termination of Employment; Limitations on Exercise. Upon termination of a Grantee's employment with or service to the Company, (a) no further vesting of the Grantee's Options and Stock Appreciation Rights will occur subsequent to the date of termination, (b) the Grantee's ISOs will terminate on the earlier of (i) their specified expiration dates, (ii) in the case of a termination due to the Grantee's death or Disability, one (1) year after the date of termination, or
(iii) in the case of termination for any other reason, on the date three months after the date of termination, (c) the Grantee's Non-Qualified Stock Options and Stock Appreciation Rights will terminate one (1) year after the date of termination or on their specified expiration dates, if earlier, except to the extent otherwise provided by the Committee, and (d) all other types of Stock Rights will immediately terminate and cease to be exercisable except to the extent otherwise provided by the Committee. Nothing in this Plan will be deemed to give any Grantee the right to continued employment with the Company.

      10. Assignability. No Stock Right will be assignable or transferable by a Grantee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution or as permitted by the Committee in a specific situation. During the lifetime of the Grantee no Stock Right will be exercisable by or payable to anyone other than the Grantee or his legal representative or permitted assignee.

      11. Adjustments. Notwithstanding any other provision of this Plan, the Committee may at any time make or provide for such adjustments to this Plan, to the number and class of shares available under this Plan or to any outstanding Stock Rights, as it deems appropriate to prevent dilution or enlargement of rights, including adjustments in the event of distributions to holders of Common Stock of other than a normal cash dividend, and changes in the outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like. In the event of any general offer to holders of Common Stock relating to the acquisition of their shares, the Committee may make such adjustment as it deems equitable in respect of outstanding Stock Rights including, in the Committee's discretion, revision of outstanding Stock Rights so that they may be exercisable for the consideration payable in the acquisition transaction. Any such determination by the Committee will be conclusive.

      12. Amendment of Plan. The Board may terminate or amend this Plan in any manner allowed by law at any time, provided that no amendment to this Plan will be effective without approval of the stockholders of the Company if stockholder approval of the amendment is then required under Rule 16b-3 of the Act, Sections 162(m) or 422 of the Code, the rules of any stock exchange or other applicable federal or state law. In no event may action of the Board or stockholders adversely alter or impair the rights of a Grantee, without the Grantee's consent, under any Stock Right previously granted to such Grantee. Stock Rights may be granted prior to the date of stockholder approval of this Plan.

      13. Application Of Funds. All proceeds received by the Company with respect to Stock Rights will be used for general corporate purposes.

      14. Governmental Regulation. The Company's obligation to sell and deliver shares of Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares and the availability of federal and appropriate state securities law registrations, qualifications, and/or exemptions.

      15. Withholding of Additional Income Taxes. It will be a condition of the Company's obligation to issue Common Stock or make any payment upon exercise of a Stock Right that the person exercising the Stock Right pay, or make provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect in connection with such issuance or payment.

      16. Governing Law. This Plan and any agreements entered into under this Plan will be governed and construed in accordance with the laws of the State of Delaware.

      17. Effective Date. This Plan is effective as of August 5, 2004, the date of its adoption by the Board. Unless previously terminated, the Plan will terminate at midnight on August 4, 2014 and no Stock Right may be granted after such date.

|X| PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                 REVOCABLE PROXY

                               YDI WIRELESS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON SEPTEMBER 9, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby constitutes and appoints Robert E. Fitzgerald and Patrick L. Milton, and each or any one of them, as proxies of the undersigned, with full power of substitution, to represent and vote, as directed below, all of the shares of stock of YDI Wireless, Inc. (the "Company") held of record by the undersigned at the close of business on August 9, 2004 at the Annual Meeting of the Stockholders of the Company to be held on September 9, 2004, or at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present, as follows:

      The shares represented by this proxy will be voted as directed. If no directions are given, the shares represented by this proxy will be voted FOR the proposals in Items 1 and 2.

ITEM 1: To vote to elect each of Daniel A. Saginario, Robert E. Fitzgerald, John
W. Gerdelman, Daniel R. Hesse, Patrick L. Milton, Gary E. Rieschel, and Robert
A. Wiedemer as a director.

            |_| FOR all nominees        |_| WITHHOLD from all nominees

      TO WITHHOLD AUTHORITY to vote for any one or more individual nominee while voting for the remainder, check the box immediately below and write the nominee's or nominees' name(s) on the line:

      |_| _____________________________________________________________________.

ITEM 2: To approve the Company's 2004 Stock Plan.

            |_| FOR             |_| AGAINST             |_| ABSTAIN

      This proxy also confers authority to vote the shares represented hereby on whatever other business may properly be brought before the meeting or any postponement or adjournment thereof. The Board of Directors at present knows of no other business to be brought before the meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the best judgment of the persons named in this proxy.

      The undersigned hereby revoke(s) all other proxies previously given by the undersigned in connection with this meeting.


                                                --------------------------------
Please be sure to sign and date this proxy      Date
         in the spaces provided.
--------------------------------------------------------------------------------


Stockholder sign above                          Co-holder (if any) sign above
--------------------------------------------------------------------------------

   Detach above card, sign, date and mail in postage paid envelope provided.

                               YDI WIRELESS, INC.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON.

      Please sign exactly as your name appears on the stock certificates. If stock is jointly held, each joint owner should sign. If signing for a corporation or a partnership, or as attorney or fiduciary, indicate your full title. If more than one fiduciary is involved, all should sign.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

___________________________________________
___________________________________________
___________________________________________